UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DEMANDWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DEMANDWARE, INC.

5 Wall Street

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 20, 2015

The 2015 Annual Meeting of Stockholders of Demandware, Inc. will be held on Wednesday, May 20, 2015 at 10:00 a.m., eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. To elect two Class III directors nominated by our Board of Directors, each to serve for a term ending in 2018, or until his or her successor has been duly elected and qualified;

2. To approve, in a non-binding advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” the executive compensation tables and the accompanying narrative disclosures in this proxy statement;

3. To ratify, in a non-binding advisory vote, the appointment of Deloitte & Touche LLP, an independent registered accounting firm, as our independent auditors for the year ending December 31, 2015; and

4. To transact such other business as may properly come before the 2015 Annual Meeting or any adjournment or postponement thereof.

Stockholders of record on our books at the close of business on March 24, 2015, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. If you are a stockholder of record, please vote in one of these three ways:

•

Vote over the Internet, by going to the website of our tabulator, Broadridge Financial Solutions, Inc., at www.proxyvote.com, and following the instructions for internet voting shown on the enclosed proxy card;

•	Vote by Telephone, by calling (800) 690-6903 and following the recorded instructions; or

•

Vote by Mail, by completing and signing the enclosed proxy card and mailing it in the enclosed postage prepaid envelope. If you vote over the internet or by telephone, please do not mail your proxy card.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

You may obtain directions to the location of the Annual Meeting by contacting our Vice President of Investor Relations at (781) 425-1436. Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

SHEILA M. FLAHERTY

Secretary

April 2, 2015

i

DEMANDWARE, INC.

5 Wall Street

Burlington, Massachusetts 01803

PROXY STATEMENT

For the Annual Meeting of Stockholders on May 20, 2015

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2015 Annual Meeting of Stockholders, to be held on Wednesday, May 20, 2015 at 10:00 a.m., eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournment or postponement thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

We are first mailing this proxy statement and the accompanying proxy card to stockholders on or about April 2, 2015 in conjunction with the mailing of our 2014 Annual Report to Stockholders.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

For the 2015 Annual Meeting of Stockholders on May 20, 2015

This proxy statement and the 2014 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the year ended December 31, 2014, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Demandware, Inc.

Attn: Vice President of Investor Relations

5 Wall Street

Burlington, Massachusetts 01803

Telephone: (781) 425-1436

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2014 are also available on the SEC’s website, www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?

A.      We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our 2015 Annual Meeting of Stockholders, or Annual Meeting, to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on Wednesday, May 20, 2015 at 10:00 a.m., eastern time.

Q. Who can vote at the Annual Meeting?

A.      Our Board has fixed March 24, 2015 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

On the record date, we had 36,564,669 shares of common stock outstanding (each of which entitles its holder to one vote per share).

Q. How do I vote?	A. If your shares are registered directly in your name, you may vote:

(1)     Over the Internet: Go to the website of our tabulator, Broadridge Financial Solutions, Inc., or Broadridge, at www.proxyvote.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., eastern time, on May 19, 2015, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(2)     By Telephone: Call (800) 690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., eastern time, on May 19, 2015, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(3)     By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Broadridge. Broadridge must receive the proxy card not later than May 19, 2015, the day before the Annual Meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

If you do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4)     In Person at the Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit internet or telephone voting. You should follow those instructions.

(2) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)    In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a broker’s proxy and bring it with you to the Annual Meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name in person at the Annual Meeting unless you have a proxy from your broker or other nominee issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A. If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)    Vote over the internet or by telephone as instructed above. Only your latest internet or telephone vote is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., eastern time, on May 19, 2015.

(2) Sign a new proxy and submit it by mail as instructed above. Only your latest dated proxy, received by Broadridge not later than May 19, 2015, will be counted.

(3)    Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a broker’s proxy as described in the answer above.

Q. Will my shares be voted if I do not return my proxy?	A. If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, by telephone, by returning your proxy or by ballot at the Annual Meeting.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy. Brokers and other nominees can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker or other nominee to vote your shares, your broker or other nominee may, on discretionary matters, either vote your shares or leave your shares unvoted.

The election of directors (Proposal 1) and the advisory “say-on-pay” vote (Proposal 2) are non-discretionary matters. The ratification of the appointment of our independent auditors (Proposal 3) is a discretionary matter.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

Q. How many shares must be present to hold the Annual Meeting?

A.     A majority of our shares of common stock issued and outstanding and entitled to vote must be present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the internet, by telephone, by completing and submitting a proxy or that are represented in person at the Annual Meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to withhold or abstain or only votes on one of the proposals. In addition, we will count as present shares held in street name by brokers or other nominees that indicate on their proxies that they do not have authority to vote those shares on Proposals 1 and 2. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each proposal and how are votes counted?

A.     Proposal 1 — Election of Two Class III Directors

The two nominees for Class III director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 1. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee and will be treated as “broker non-votes.” Broker non-votes will have no effect on the voting on Proposal 1. With respect to Proposal 1, you may:

• vote FOR both nominees;

• vote FOR one nominee and WITHHOLD your vote from the other nominee; or

• WITHHOLD your vote from both nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 — Non-binding “Say-on-Pay” Vote on the Compensation of Our Named Executive Officers

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the approval of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement. Proposal 2 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 2. Shares held in street name by brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST Proposal 2 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 2. If you vote to ABSTAIN on this Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 2. With respect to Proposal 2, you may:

• vote FOR the non-binding resolution;

• vote AGAINST the non-binding resolution; or

• ABSTAIN from voting on the non-binding resolution.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 3 — Ratification of Appointment of Independent Auditors

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is a discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 3. If your broker or other nominee does not exercise its discretionary authority, your shares will not be voted and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Although stockholder approval of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2015 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, if this proposal is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2015.

Q. Are there other matters to be voted on at the Annual Meeting?

A.     We do not know of any matters that may come before the Annual Meeting other than the election of two Class III directors, the advisory “say-on-pay” vote and the ratification of the appointment of our independent auditors. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy will vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?	A. We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

Q. What are the costs of soliciting these proxies?

A.     We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies without additional compensation. We may reimburse brokers or other nominees holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our certificate of incorporation provides for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered so that the term of one class expires each year.

Our Board currently consists of nine directors. Class I consists of Thomas D. Ebling, Jitendra Saxena and Leonard Schlesinger, each with a term ending in 2016. Class II consists of Jeffrey G. Barnett, Charles F. Kane and Stephan Schambach, each with a term ending in 2017. Class III consists of Lawrence S. Bohn, Jill Granoff and Michael J. Skok, each with a term ending in 2015.

At each annual meeting of stockholders, directors are elected for a full term of three years to continue or succeed those directors whose terms are expiring. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Messr. Bohn and Ms. Granoff for re-election at the Annual Meeting as Class III directors, each to serve until 2018. Mr. Skok’s term as a Class III director will expire at the Annual Meeting, and he will not stand for re-election. Accordingly, the number of directors will be decreased from nine to eight following the Annual Meeting.

Director Qualifications

The following table and biographical descriptions provide information as of March 31, 2015 relating to each director and director nominee, including his or her age and period of service as a director of our company; his or her committee memberships; his or her business experience during the past five years, including directorships at other public companies; his or her community activities; and the other experience, qualifications, attributes or skills that led our Board to conclude he or she should serve as a director of our company.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Class I Directors (terms expiring in 2016)

Thomas D. Ebling President, Chief Executive Officer and Chairman of the Board	59

Mr. Ebling has served as our President and Chief Executive Officer and a member of our Board since December 2009 and as Chairman of our Board since July 2014. Mr. Ebling previously served on our Board from May 2006 until December 2007. From October 2007 until August 2009, Mr. Ebling served as Chief Executive Officer of Lattice Engines, Inc., a provider of sales and software solutions. Prior to joining Lattice Engines, Mr. Ebling served as Chief Executive Officer and Chairman of the board of directors of ProfitLogic, Inc., an optimization solutions company, from 2002 until it was acquired by Oracle Corporation in 2005. Earlier in his career, Mr. Ebling served as Chief Executive Officer of Torrent Systems, Inc., a data warehousing and analytics software provider, and he held various leadership positions at Marcam Solutions, Inc., a software applications company. Mr. Ebling currently serves on the board of directors of several private companies. Mr. Ebling holds a B.A. in mathematics from Williams College.

Mr. Ebling’s extensive executive leadership experience and comprehensive knowledge of our company and the software solutions industry qualify him to serve on our Board and make him a critical asset to our Board.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Jitendra Saxena Audit Committee Compensation Committee	69

Mr. Saxena has served as a member of our Board since July 2010. Mr. Saxena founded Netezza Corporation, a leading data warehouse appliance provider, in September 2000 and served as Chief Executive Officer and a member of the board of directors of Netezza from its inception until January 2009. Mr. Saxena served as Chairman of Netezza’s board of directors from February 2009 until it was acquired by IBM in November 2010. Prior to founding Netezza, Mr. Saxena served as Chairman and Chief Executive Officer of Applix, Inc., a provider of performance management applications, from 1983 until 2000. Mr. Saxena currently serves on the board of directors of several private companies. Mr. Saxena holds a B.S. in electrical engineering from IIT Mumbai, an M.S. in electrical engineering from Michigan State University and an M.B.A. from Boston University.

Mr. Saxena’s qualifications to serve on our Board include his decades of experience in the software industry and his leadership experience as chief executive officer of a publicly-traded company.

Leonard Schlesinger Nominating and Corporate Governance Committee	62

Dr. Leonard Schlesinger has served as a member of our Board since September 2013 and as Lead Independent Director since July 2014. Dr. Schlesinger has served as the Baker Foundation Professor of Business Administration at Harvard Business School since July 2013. Dr. Schlesinger served as the President of Babson College from July 2008 until July 2013. From 1999 to 2007, Dr. Schlesinger held various executive positions at Limited Brands, including Vice Chairman of the board of directors and Chief Operating Officer. While at Limited Brands, he was responsible for the operational and financial functions across the enterprise including Express, Limited Stores, Victoria’s Secret Beauty, Bath and Body Works, C.O. Bigelow, Henri Bendel and the White Barn Candle Company. Dr. Schlesinger has also served as Executive Vice President and Chief Operating Officer at Au Bon Pain and as a director of numerous public and private retail, consumer products and technology companies. Dr. Schlesinger currently serves on the board of directors of Restoration Hardware Holdings, Inc., a public home furnishings retail company. Dr. Schlesinger has also held leadership roles at leading MBA and executive education programs and other academic institutions, including twenty years at Harvard Business School. Dr. Schlesinger holds a Doctor of Business Administration from Harvard Business School, an MBA from Columbia University and a B.A. in American Civilization from Brown University.

Dr. Schlesinger’s more than 30 years of leadership and operational experience in retail, technology and academia qualify him to serve on our Board.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Class II Directors (terms expiring in 2017)

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	52

Mr. Barnett has served as our Executive Vice President and Chief Operating Officer since January 2013 and as member of our Board since July 2014. He previously served as our Executive Vice President of Field Operations from November 2005 until December 2012. Prior to joining us, Mr. Barnett served as Vice President of Sales for Europe, Middle East and Africa of Siebel Systems, Inc., a software company. Prior to joining Siebel, Mr. Barnett served as Managing Director, International Operations and as Vice President, International Sales and Marketing of edocs, Inc., an online billing and customer service software company. Before joining edocs, Mr. Barnett held leadership positions at Kenan Systems Corporation, a billing and customer care software company, and at TRW, Inc., a global manufacturing and service company. Since September 2012, Mr. Barnett has served on the board of directors of Apperian, Inc., a mobile application platform provider, and since March 2013, Mr. Barnett has served on the board of directors of Paydiant, Inc., a cloud-based payment solutions provider. Mr. Barnett holds a B.S. in computer information systems from Colorado State University and an M.B.A. from the MIT Sloan School of Management.

Mr. Barnett’s extensive sales, operations and industry experience qualifies him to serve on our Board.

Charles F. Kane Audit Committee	57	Mr. Kane has served as a member of our Board since April 2010. Mr. Kane is an adjunct professor of international finance at the MIT Sloan School of Management. He served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From 2003 until 2006, he served as Chief Financial Officer of Aspen Technology, Inc., a provider of management software and professional services. Mr. Kane serves on the board of directors of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for which he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane has served as a member of the board of directors of Progress Software Corporation, a publicly traded provider of infrastructure software, since November 2006, Carbonite, a publicly traded data storage and restoration company, since July 2011, RealPage, Inc., a publicly traded company providing on demand software solutions for the rental housing industry, since August 2012 and Photobox, Ltd., a photo printing and publishing company, since November 2012. He previously served as a member of the board of directors of Netezza Corporation from May 2005 until Netezza was acquired in November 2010. Mr. Kane is a CPA and holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. in international finance from Babson College.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
		Mr. Kane’s experience as a chief financial officer and senior executive officer of several public companies and his experience serving on the boards of directors of other public and private companies qualify him to serve on our Board.

Stephan Schambach Chairman of the Board Emeritus	44

Mr. Schambach is the founder of Demandware and has served as the Chairman of our Board Emeritus since July 2014. Mr. Schambach served as Chairman of our Board from our inception in February 2004 until July 2014. Mr. Schambach also served as our President and Chief Executive Officer from February 2004 until November 2007 and as our Executive Chairman from November 2007 until August 2010. Prior to founding Demandware, Mr. Schambach served as Chief Executive Officer of Intershop Communications AG, an ecommerce company that he founded in 1992 and brought public in 1998. He currently serves on the board of directors of several private companies.

As our founder, Mr. Schambach’s insight and expertise in the ecommerce industry, coupled with his extensive business and executive leadership experience, qualify him to serve on our Board.

Class III Director Nominees to be elected at the 2015 Annual Meeting (terms expiring in 2018)

Lawrence S. Bohn Compensation Committee Nominating and Corporate Governance Committee	63

Mr. Bohn has served as a member of our Board since August 2004. Mr. Bohn is a Managing Director of General Catalyst Partners, a venture capital firm, which he joined in 2002. Prior to joining General Catalyst, Mr. Bohn served as the President, Chief Executive Officer and Chairman of the board of directors of NetGenesis, a leading software and analytic solutions provider. Prior to NetGenesis, Mr. Bohn served as President of PC Docs, Inc., a developer of document management software for enterprise networks. Since July 2007, Mr. Bohn has served on the board of directors of HubSpot, a publicly traded marketing software company. He also serves on the board of directors of several private software and technology companies, including Black Duck Software, Inc., GoodData Corporation and Yottaa. Mr. Bohn holds a B.A. from the University of Massachusetts, Amherst, and an M.A. in linguistics from Clark University.

Mr. Bohn’s executive leadership experience and extensive experience in the fields of cloud computing and software as a service, or SaaS, qualify him to serve as a member of our Board.

Jill Granoff Audit Committee Nominating and Corporate Governance Committee	52	Ms. Granoff has served as a member of our Board since July 2011. She is currently a director and the Chairman and Chief Executive Officer of Vince Holding Corp., positions she has held since April 2014 and May 2012, respectively. Vince is a leading contemporary fashion brand that became publicly traded on the New York Stock Exchange, or NYSE in November 2013. From May 2012 until November 2013, Ms. Granoff also served as Chief Executive Officer of Kellwood Company, an affiliate of Sun Capital Partners. Prior to Kellwood, Ms. Granoff served as Chief Executive Officer and a director of Kenneth Cole Productions, Inc. from May 2008 until

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

February 2011. She previously served as Executive Vice President of Direct Brands at Liz Claiborne Inc., where she had global responsibility for Juicy Couture, Lucky Brand and Kate Spade from August 2006 until April 2008. Prior to joining Liz Claiborne, Ms. Granoff served as President and Chief Operating Officer of Victoria’s Secret Beauty, a division of Limited Brands. Before Victoria’s Secret, Ms. Granoff held various executive positions at The Estee Lauder Companies, last serving as Senior Vice President, Strategic Planning, Finance and Information Systems for Estee Lauder, Inc. Ms. Granoff holds a B.A. from Duke University and an M.B.A. from Columbia University. She is also a board member of the Fashion Institute of Technology Foundation.

Ms. Granoff’s extensive business and executive leadership experience in the fashion and retail industries provides a breadth of relevant management, operational and financial qualifications to serve as a member of our Board.

Corporate Governance Matters

Our Board believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics described below are available on the Investor Relations section of our website, www.demandware.com. Alternatively, you can request a copy of any of these documents by writing us at: Demandware, Inc., Attn: Vice President of Investor Relations, 5 Wall Street, Burlington, Massachusetts 01803.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These principles, which set forth a framework for the conduct of our Board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management and to hold our management accountable for the pursuit of our corporate objectives;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and

•	at least annually, our Board and its committees conduct a self-evaluation to determine whether they are functioning effectively.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Legal Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction is undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to us, of the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions, among others, do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1.0 million or 2% of the annual consolidated gross revenue of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of our certificate of incorporation and by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Related Person Transactions

Ms. Granoff, one of our directors, is the Chairman, Chief Executive Officer and a director of Vince Holding Corp., the parent of Vince, LLC. Since January 1, 2014, Vince, LLC purchased approximately $150,000 in services from us. We believe that this transaction was carried out on terms that were in the aggregate no less favorable to us than those that would have been obtained by an unrelated third party in a transaction of similar size.

Board Determination of Independence

In accordance with the NYSE corporate governance listing standards, a director will qualify as “independent” if (1) our Board affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us and (2) he or she is independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

Pursuant to the corporate governance listing standards of the NYSE, a director employed by us cannot be deemed to be an “independent director,” and consequently, Messrs. Ebling and Barnett are not independent directors.

In February 2015, our Board reviewed the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board determined that each of Messrs. Bohn, Kane, Saxena, Schambach, Schlesinger and Skok and Ms. Granoff is “independent” in accordance with Section 303A.02 of the NYSE Listed Company Manual. In making its determination, our Board considered the following transactions, relationships or arrangements in addition to the transaction disclosed under “Related Person Transactions” above:

•	the percentage of our capital stock owned by Mr. Schambach and the percentage of our capital stock held by entities affiliated with General Catalyst Partners, of which Mr. Bohn is a managing director,

•	our employment of Jitendra Saxena’s daughter, whose total annual compensation is less than $120,000,

•	the subscription for our services by RCW, Inc., of which General Catalyst Partners has an ownership interest and Lawrence Bohn, our director, is a Managing Director of General Catalyst Partners, and

•

the subscription of our services by Torqueedo GmbH, of which Stephan Schambach, our director, is a director of Torqueedo and has an ownership interest in Torqueedo and Mr. Schambach’s brother is an employee at Torqueedo.

Our Board determined that all of the members of our Board’s three standing committees described below are independent, as defined under applicable NYSE rules and, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and, in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria specified in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to act in the interests of stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Board does not have a formal policy with respect to diversity, but our Corporate Governance Guidelines provide that an objective of Board composition is to bring to our company a variety of perspectives and skills derived from high quality business and professional experience. Our Board recognizes its responsibility to ensure that nominees for our Board possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders.

The director biographies on pages 6 to 10 indicate each director or director nominee’s experience, qualifications, attributes and skills that led the Board to conclude that each should continue to serve as a member of our Board. Our Board believes that each of the directors and director nominees has had substantial achievement in his or her professional and personal pursuits and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, Demandware, Inc., 5 Wall Street, Burlington, Massachusetts 01803. The information required for such recommendations to be considered is specified in our by-laws. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2016 Annual Meeting.” If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in our by-laws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met eleven times during 2014, either in person or by teleconference, and acted by written consent on two occasions. During 2014, each of our directors attended at least 75% of the aggregate of the meetings of the Board and the committees on which he or she served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting. Mr. Ebling and Mr. Kane attended our 2014 Annual Meeting of Stockholders.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee shall periodically assess the Board’s leadership structure, including whether the offices of Chairman of the Board and Chief Executive Officer should be separate. Our guidelines provide the Board with flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. In July 2014, our Board, upon the recommendation of our Nominating and Corporate Governance Committee, determined to combine the role of Chief Executive Officer and Chairman of the Board and appointed Mr. Ebling, our Chief Executive Officer, as our Chairman of the Board. Mr. Schambach, our previous Chairman of the Board, was appointed as Chairman of the Board Emeritus. Our Board, upon the recommendation of our Nominating and Corporate Governance Committee, has determined that, at this time, having the same individual hold both positions is in our best interests and the best interest of our stockholders and consistent with good corporate governance for the following reasons:

•

Our Chief Executive Officer is the director most familiar with our business and strategy and is thus best positioned to focus our Board on the key issues facing our company and executing strategic priorities;

•	A single Chairman and Chief Executive Officer provides strong and consistent leadership for our company, without risking overlap or conflict of roles;

•	Oversight of our company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman;

•

The combined role of Chairman and Chief Executive Officer, together with a lead independent director having the duties described below, fosters clear accountability and effective decision-making while providing the appropriate balance between strategy development and independent oversight of management; and

•	Our Lead Independent Director can provide similar benefits to those associated with an independent Chairman.

Our Board, upon the recommendation of our Nominating and Corporate Governance Committee, has appointed Dr. Schlesinger as Lead Independent Director. Dr. Schlesinger is an independent director within the meaning of NYSE rules. His duties as Lead Independent Director include the following:

•	Chairing meetings of executive sessions of the Board;

•	Consulting with our Chairman and Chief Executive Officer on matters relating to corporate strategy, governance and the performance of our Board;

•	Facilitating communications between other members of our Board and our Chairman and Chief Executive Officer; and

•	Performing oversight responsibilities.

In addition, our Board has three standing committees that currently consist of, and are chaired by, independent directors. Our Board delegates substantial responsibilities to the committees, which then report their activities and actions back to the full Board. We believe that the independent committees of our Board and their chairpersons promote effective independent governance. We believe this structure represents an appropriate allocation of roles and responsibilities for our company at this time because it strikes an effective balance between management and independent leadership participation in our Board proceedings.

Board Committees

Our Board has established three standing committees — the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee — each of which operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted on the Corporate Governance page of the Investor Relations section of our website, www.demandware.com.

Current committee memberships are set forth in the table below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jeffrey G. Barnett*
Lawrence S. Bohn
Thomas D. Ebling**
Jill Granoff
Charles F. Kane
Jitendra Saxena
Stephan Schambach
Leonard Schlesinger***
Michael J. Skok

*	Executive Vice President and Chief Operating Officer
**	President, Chief Executive Officer and Chairman of the Board
***	Lead Independent Director
Chair
Member

Audit Committee

The responsibilities of our Audit Committee include:

•	selecting, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing with management and our independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	reviewing and discussing with management our risk management policies, including data privacy and security and business continuity risks;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	advising the Board with respect to our policies and procedures regarding compliance with applicable laws and regulations and with our Code of Business Conduct and Ethics;

•	reviewing and approving or ratifying any related person transactions;

•	reviewing and approving the entry into swaps, including those that are subject to mandatory clearing, and the use of the end-user exception from clearing; and

•	preparing the Audit Committee report required by the rules of the SEC (which report is included on page 19 of this proxy statement).

The members of our Audit Committee are Messrs. Kane (Chair) and Saxena and Ms. Granoff. Our Board has determined that Mr. Kane is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Kane serves on the audit committee of four public companies. Our Board has determined that such simultaneous service does not impair the ability of Mr. Kane to effectively serve on our Audit Committee. The Audit Committee met seven times during 2014, either in person or by teleconference, and acted by written consent on one occasion.

Compensation Committee

The responsibilities of our Compensation Committee include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our President and Chief Executive Officer;

•	reviewing and making recommendations to the Board with respect to the compensation of our President and Chief Executive Officer;

•	determining the compensation of our other executive officers;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	overseeing and administering our cash and equity incentive plans;

•	the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisor retained by the Compensation Committee; and

•	preparing the Compensation Committee report required by the rules of the SEC (which report is included on page 31 of this proxy statement).

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation and Related Matters.”

The members of our Compensation Committee are Messrs. Bohn, Saxena (Chair) and Skok. The Compensation Committee met seven times during 2014, either in person or by teleconference, and acted by written consent on four occasions.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include:

•	determining the skills and qualifications required of directors and developing criteria to be considered in selecting potential candidates for Board membership;

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	recommending to the Board whether or not the Board should accept the resignation of a director;

•	reviewing and making recommendations to the Board with respect to our Corporate Governance Guidelines and board leadership structure;

•	reviewing and making recommendations to the Board with respect to management succession planning; and

•	overseeing an annual evaluation of the Board and its committees.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The members of our Nominating and Corporate Governance Committee are Ms. Granoff (Chair) and Messrs. Bohn and Schlesinger. Dr. Schlesinger replaced Mr. Skok as a member of the Nominating and Corporate Governance Committee on January 17, 2014. The Nominating and Corporate Governance Committee met two times during 2014 either in person or by teleconference.

Risk Oversight

Our Board administers its risk oversight function directly and through its committees. The Audit Committee receives regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal, regulatory, data privacy and security, strategic and reputational risks. As part of its charter, our Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our company and the steps we take to manage them. In addition, our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Communicating with the Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of our Chief Legal Officer, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries of such communications to the other directors as they consider appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chief Legal Officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to: Board of Directors, c/o Secretary, Demandware, Inc., 5 Wall Street, Burlington, Massachusetts 01803.

Additionally, we have established a confidential process for reporting, investigating and resolving employee and other third party concerns related to accounting, auditing and similar matters under the Sarbanes-Oxley Act of 2002. Stockholders and other interested parties may confidentially provide information to one or more of our directors by contacting a representative at our Ethics Hotline who will forward the information to the appropriate director. The Ethics Hotline is operated by an independent, third party service. Within the United States and Canada, the Ethics Hotline can be reached by telephone, toll-free, at (877) 275-7488 or worldwide via the internet at demandware.silentwhistle.com.

Standards of Business Conduct

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code of Business

Conduct and Ethics on the Corporate Governance page of the Investor Relations section of our website, www.demandware.com. In addition, we intend to post on our website all disclosures that are required by law or NYSE’s listing standards concerning amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Messrs. Bohn, Saxena (Chair) and Skok. None of the members of the Compensation Committee had interlocking or other relationships with other boards or with us during 2014 that require disclosure under the proxy rules and regulations promulgated by the SEC.

Executive Officers Who Are Not Directors

Certain information regarding our executive officers who are not also directors, as of March 31, 2015, is set forth below.

Name	Age	Positions(s)
Timothy M. Adams	55	Executive Vice President, Chief Financial Officer and Treasurer
Wayne R. Whitcomb	56	Chief Technology Officer
Sheila M. Flaherty	49	Chief Legal Officer and Secretary

Timothy M. Adams. Mr. Adams has served as our Executive Vice President, Chief Financial Officer and Treasurer since June 2014. Mr. Adams served as Senior Vice President and Chief Financial Officer of athenahealth, Inc., a leading provider of cloud-based services for electronic health record, practice management, and care coordination, from January 2010 to June 2014. Previously, Mr. Adams served as Chief Investment Officer of Constitution Medical Investors, Inc., a private investment firm focused on health care-sector-related acquisitions and investments, as well as Senior Vice President of Corporate Strategy for Keystone Dental, Inc., a provider of dental health products and solutions. Earlier in his career, Mr. Adams was Chief Financial Officer at a number of other publicly traded companies. Mr. Adams began his career in public accounting at PricewaterhouseCoopers LLP, formerly Price Waterhouse, and is a Certified Public Accountant. Mr. Adams has served as a member of the board of directors of ABILITY Network, a private healthcare technology company, since November 2014. Mr. Adams obtained a B.S. from Murray State University and an M.B.A. from Boston University.

Wayne R. Whitcomb. Mr. Whitcomb has served as our Chief Technology Officer since helping to found Demandware in February 2004. Mr. Whitcomb also served as Vice President of Engineering and Technology from February 2004 until February 2012. Prior to joining Demandware, Mr. Whitcomb served as Vice President of Engineering and R&D of NaviSite, Inc., a provider of cloud-enabled hosting, managed applications and services, Vice President of Engineering of Mirror Image Internet, Inc., a provider of online content and transaction solutions, and Vice President of Engineering and Operations for CMGI-MyWay.com, a consumer content portal and search engine. Mr. Whitcomb holds a B.S. in Mechanical Engineering from University of Massachusetts, Lowell.

Sheila M. Flaherty. Ms. Flaherty has served as our Chief Legal Officer since July 2014 and our Secretary since April 2011. Ms. Flaherty previously served as our Senior Vice President and General Counsel from March 2011 until July 2014. From July 2007 until February 2011, Ms. Flaherty served as Executive Vice President and Chief Legal and Administrative Officer of Stream Global Services, formerly Global BPO Services Corp., a leading business process outsource service provider specializing in customer relationship management. Prior to Stream Global Services, Ms. Flaherty was General Counsel and Vice President of Abiomed, Inc., a publicly traded medical technology company, Executive Vice President and General Counsel of Modus Media Inc., Associate General Counsel of Astra Pharmaceuticals and in private practice at Nutter, McClennen & Fish LLP. Ms. Flaherty holds a B.A. from the University of Massachusetts at Amherst and a J.D. from Georgetown University Law Center. She also studied law at Trinity College in Dublin, Ireland.

Risk Considerations in Executive Compensation

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs, including our executive compensation program, and our Compensation Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. As described more fully below in the “Compensation Discussion and Analysis,” we structure our compensation to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both intermediate and long-term corporate performance and generally are tied to the achievement of corporate and individual objectives. We believe that applying company-wide metrics encourages decision-making by our executives that is in the best long-term interest of our company and stockholders. Further, we believe that these variable elements of compensation constitute a sufficient percentage of overall compensation to motivate our executives to produce superior short, intermediate and long-term corporate results, while the fixed element is also sufficiently high that our executives are not encouraged to take unnecessary or excessive risks in doing so.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed our audited financial statements for 2014 and has discussed these financial statements with our management and Deloitte & Touche LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with our independent registered public accounting firm its independence from us.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

By the Audit Committee of the Board of Directors of Demandware, Inc.

Charles F. Kane (Chair)

Jill Granoff

Jitendra Saxena

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our compensation philosophy, objectives, programs and process, as well as the compensation paid to our named executive officers, or NEOs, in 2014. For 2014, our NEOs were:

•	Thomas D. Ebling, our President and Chief Executive Officer;

•	Timothy M. Adams, our Executive Vice President and Chief Financial Officer;

•	Scott J. Dussault, our former Executive Vice President and Chief Financial Officer;

•	Jeffrey G. Barnett, our Executive Vice President and Chief Operating Officer;

•	Wayne R. Whitcomb, our Chief Technology Officer; and

•	Sheila M. Flaherty, our Chief Legal Officer.

Our Compensation Committee is responsible for overseeing our executive compensation program. In this capacity, our Compensation Committee designs, implements, reviews and approves annually all compensation for our NEOs.

Executive Summary

Demandware’s philosophy regarding executive compensation is very straightforward: attract, motivate and retain executives who have demonstrated superior talent and performance, and reward them for their contribution to the Company’s short- and long-term performance by tying a significant portion of their total compensation to programs linked to our long-term success. The elements of our executives’ total compensation are base salary, short-term incentives, which are comprised of annual bonuses, and equity incentive compensation. A significant portion of executive compensation is performance-based, subject to increases when results exceed corporate targets, and reduction or elimination when results fall below target. The performance measures used in our compensation programs include non-GAAP adjusted EBITDA and renewal dollar percentage as well as performance relating to other operational efficiencies and strategic initiatives. Non-GAAP adjusted EBITDA is defined as GAAP operating loss plus depreciation expense, amortization expense, stock-based compensation expense and compensation expense related to contingent retention bonuses.

Business Environment. 2014 was a strong year for Demandware. Subscription revenue increased 52% and live sites increased 39% over 2013. This performance was driven by live customers growing their digital commerce business on our platform. Comparable customers who were live customers for all of 2014 and all of 2013 leveraged Demandware Commerce and our robust merchandising applications to grow their gross merchandise value, or GMV, 29% in 2014. Demandware stockholders experienced a decrease of 10.3% in their investment based on total shareholder return as measured from December 31, 2013 to December 31, 2014; however, Demandware stockholders have experienced an increase of 143.9% measured from our initial public offering on March 15, 2012 to December 31, 2014.

2014 Compensation Actions. The compensation paid to our NEOs reflects their contribution to Demandware’s success in 2014. In February 2014, our Compensation Committee approved increases for 2014 base salaries for NEOs, except for Mr. Adams who joined our Company in June 2014, that averaged 4.6%. Following these increases, base salaries closely approximated the 60th percentile of market data provided by our consultant in December of 2013, with the exception of Mr. Ebling who more closely approximated the 25th percentile. Target total cash compensation (the sum of base salaries and target bonuses) for our NEOs in the aggregate approximated the 70th percentile of market data provided by our consultant with Mr. Ebling more closely approximating the 60th percentile.

The 2014 short-term incentive plan considered financial results relative to goals including non-GAAP adjusted EBITDA and renewal dollar percentage, a more discretionary assessment of performance relating to a variety of operational efficiency, technological innovation and strategic initiatives, and an assessment of individual performance relative to role-specific performance hurdles. Combined achievement against performance goals resulted in short-term incentive plan payments that averaged 127% of target for our NEOs.

In 2014, in addition to the cash compensation earned by the NEOs, we made a grant of equity comprised of restricted stock awards that vest as to 25% of the award on the first anniversary of grant and then quarterly thereafter over the remaining three years and performance-based restricted stock, based on the achievement by the company of contract backlog, net of deferred services revenue, that vest as to 25% of the award on the date of certification of the performance condition, which occurred on March 31, 2015, and then quarterly, on the first day of the last month of each quarter, thereafter over the remaining three years. In 2015, in connection with the annual review of our executive officers’ individual performance, our Compensation Committee approved additional equity incentive awards for our NEOs, which begin vesting in 2016 and are comprised of both restricted stock awards and performance-based restricted stock which will only vest based on the level of achievement by the company against performance hurdles for contract backlog, net of deferred services revenue.

Key Features of our Executive Compensation Program. The Compensation Committee believes that the compensation programs outlined in this CD&A reflect the contributions of the NEOs to the Company’s success and are informed by a review of competitive market practice. Other notable aspects of our executive compensation practices include the following:

•	Executive compensation decisions are made by our Compensation Committee.

•	An independent executive compensation consultant has been retained by the Compensation Committee to provide objective advice.

•

We conduct a compensation risk assessment when implementing compensation programs and believe that there is not a reasonable likelihood that our compensation programs present significant risk to the company.

•	We offer modest severance benefits and change of control benefits, and do not provide gross-ups on change of control severance agreements.

Compensation Objectives and Philosophy

Our compensation programs are designed to attract and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. In particular, the primary objectives of our Compensation Committee with respect to executive compensation are to:

•	ensure executive compensation is aligned with our operational and financial performance targets;

•	focus on strategy and long-term performance by providing a portion of executives’ compensation through programs linked to our long-term success;

•	attract executive talent and retain those executives who have demonstrated superior talent and performance and whose continued employment is vital to our success and growth;

•	ensure that total compensation is fair, reasonable and competitive; and

•	align the interests of our executives with those of our stockholders in order to attain our ultimate objective of increasing stockholder value.

Elements of Executive Compensation and Relationship to Performance

In 2014, our executive compensation program was comprised of three key elements:

•	base salary;

•	short-term incentives, which are comprised of annual bonuses; and

•

equity incentive compensation, which is subject to multi-year vesting based on continued service and/or performance targets and is in the form of restricted stock awards and performance-based restricted stock awards, the value of which depends on the performance of our common stock price and, in the case of the performance-based restricted stock awards, the performance of the company against specified financial metrics.

Our executive compensation program in 2015 reflects the same three elements. In addition, in February 2015, our Compensation Committee approved Stock Ownership Guidelines, as described in more detail below, to further align the interests of our executives to the interests of our stockholders.

Our Compensation Committee assesses the performance of our executives based in part on specific measures and targets established by the Compensation Committee and our Board, typically in the first quarter of the year. However, compensation decisions are not driven entirely by financial performance assessments.

For executive officers other than our President and Chief Executive Officer, our Compensation Committee has sought and considered input from our President and Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our President and Chief Executive Officer provides input and recommendations regarding base salary adjustments, if any, bonus targets for performance-based bonuses, equity award levels and the short-term and long-term financial and non-financial performance goals that are used throughout our compensation program, and advises our Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. Our Compensation Committee views each component of executive compensation as related but distinct, and reviews the total compensation of our NEOs to ensure that our overall compensation objectives are met. Our Compensation Committee has the discretion to materially increase or decrease the compensation amounts recommended by our President and Chief Executive Officer. Our President and Chief Executive Officer does not participate in Compensation Committee or Board discussions regarding his own compensation.

Determining and Setting Executive Compensation

Compensation for our NEOs historically has been individualized and has been based on a variety of factors, including, in addition to the factors listed above, our financial condition, the executive’s experience, position, changes in responsibilities, tenure and contributions, our Compensation Committee’s evaluation of the competitive market based on the experience of its members with other companies, published compensation survey data and our Compensation Committee’s review of compensation data for our peer group, as described below and the compensation levels of our other executive officers. Our Compensation Committee reviews the performance of each NEO on an annual basis and, based on this review, the recommendation of our President and Chief Executive Officer for NEOs other than the President and Chief Executive Officer, the advice of the independent compensation consultant, and the factors described above, set the executive’s compensation package for the coming year. Typically, this review is undertaken in the first quarter of the year.

Competitive Considerations

In connection with its evaluation of the compensation of our executive officers in 2014, in the fall of 2013, our Compensation Committee engaged Pearl Meyers and Partners, or PMP, an independent compensation consultant, to assist the Compensation Committee in establishing a peer group of public companies comparable to us and to provide data on the compensation practices of, and the compensation paid to executives by, the peer group. For 2014, the peer group companies were selected based primarily on the balance of the following criteria:

•	companies in the technology industry whose organizational structure, number of employees and market capitalization are similar, though not necessarily identical, to ours;

•	companies with similar executive positions to ours;

•

companies with similar annual revenues, growth rates with respect to annual revenue and employee population, research and development spending, and market capitalization-to-revenue multiples of potential peers;

•	companies against which we believe we compete for executive talent; and

•	companies based in the United States whose compensation and financial data are publicly available.

This peer group, or our 2014 Peer Group, which we used for benchmarking purposes when assessing 2014 executive compensation levels, was comprised of the following companies:

Bazaarvoice, Inc.	E2open, Inc.	OpenTable, Inc.	SPS Commerce, Inc.
Brightcove, Inc.	Jive Software, Inc.	RealPage, Inc.	Trulia, Inc.
Concur Technologies, Inc.	LogMeIn, Inc.	Responsys, Inc.
Cornerstone OnDemand, Inc.	NetSuite, Inc.	SciQuest, Inc.

We believe that compensation should be based on job responsibility, company performance, and individual performance, and we strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our compensation objectives. In order to attract and retain highly skilled employees, we must remain competitive with the pay of other employers who compete with us for high caliber talent. For 2014, base salary for our NEOs closely approximated the 60th percentile of comparably positioned executives in the 2014 Peer Group, while the sum of base salaries and target short-term incentive awards closely approximated the 70th percentile.

In connection with its evaluation of the compensation of our executive officers for 2015, in the fall of 2014, our Compensation Committee again engaged PMP to assist the Compensation Committee in establishing a peer group of public companies comparable to us and to provide data on the compensation practices of, and the compensation paid to executives by, the peer group. For 2015, these peer group companies were selected based on similar criteria as used by PMP in 2014.

This peer group, or our 2015 Peer Group, was comprised of the following companies:

Bazaarvoice, Inc.	LogMeIn, Inc.	SciQuest, Inc.	Yelp, Inc.
Concur Technologies, Inc.	Marketo, Inc.	SPS Commerce, Inc.	Zillow, Inc.
Cornerstone OnDemand, Inc.	Medidata Solutions, Inc.	Tableau Software, Inc.
Jive Software, Inc.	NetSuite, Inc.	Trulia, Inc.

Our peer group is subject to change and will be reviewed by our Compensation Committee periodically.

The Compensation Committee reviews the executive compensation practices of companies in the peer group to determine whether our executive officers’ base salary, total annual cash compensation (base salary and short-term incentive pay) and total direct compensation (base salary, non-equity incentive plan compensation and grant date fair value of equity awards) are within a reasonably competitive range. The Compensation Committee uses target percentiles from the peer group as one factor when setting NEO compensation, but also takes into account the experience, performance levels and potential performance levels of the executive officer, challenges facing the company and changes in duties and responsibilities of the executive officer. Our Compensation Committee believes that if an executive officer makes contributions that enable the company to achieve performance that meets goals established by the Compensation Committee, then the executive officer should have the opportunity to receive compensation that is competitive with comparable industry norms. Therefore, the Compensation Committee considers the compensation levels of our executive officers in comparison to the percentiles from survey data for similarly situated executives, but such percentiles do not on their own drive our compensation levels — rather, they are used as a market reference.

Base Salary and How Base Salary is Determined

We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our NEOs typically are established through an arm’s-length negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience and prior salary. None of our NEOs is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. On an annual basis, our Compensation Committee reviews and evaluates for adjustment the base salaries of our executives based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. In making decisions regarding salary increases, we may also draw upon the experience of members of our Board with other companies and the peer group compensation data reviewed by the Compensation Committee. Base salaries are also reviewed and adjusted, as deemed appropriate, in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our NEOs.

In February 2014, our Compensation Committee approved increases in the annual base salaries of Messrs. Barnett and Whitcomb to better align their annual salaries with our compensation philosophy. In July 2014, Ms. Flaherty was promoted to Chief Legal Officer. Ms. Flaherty previously served as our Senior Vice President, General Counsel. In March 2015, our Compensation Committee approved additional increases in the annual base salaries of Mr. Whitcomb and Ms. Flaherty to better align their annual salaries with our compensation philosophy.

The following table sets forth the annual base salaries of our NEOs for 2014 and 2015:

Name and Principal Position	2014 Base Salary	2015 Base Salary
Thomas D. Ebling President and Chief Executive Officer	$325,000	$325,000

Timothy M. Adams Executive Vice President and Chief Financial Officer	$315,000	$315,000

Scott J. Dussault Former Executive Vice President and Chief Financial Officer	$290,000	$—

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	$315,000	$315,000

Wayne R. Whitcomb Chief Technology Officer	$275,000	$300,000

Sheila M. Flaherty Chief Legal Officer	$285,000	$300,000

Short-Term Incentive Pay and How Short-Term Incentive Pay is Determined

Short-Term Incentives (Annual Cash Bonuses). Our short-term incentive program is intended to motivate our NEOs to achieve our company goals as well as reward their individual performance. We provide such short-term incentives through an incentive compensation plan. Each of Messrs. Ebling, Adams, Barnett and Whitcomb and Ms. Flaherty participates in an incentive compensation plan, under which bonuses may be earned upon achievement of specified company and individual performance goals. Our incentive compensation plan is treated as “non-equity incentive plan compensation” for purposes of the Summary Compensation Table and Grants of Plan-Based Awards Table below.

2014 Incentive Compensation Plan. In February 2014, our Compensation Committee established an incentive compensation plan for Messrs. Ebling, Adams, Barnett and Whitcomb and Ms. Flaherty for 2014, which we refer to as the 2014 executive short-term incentive program, pursuant to which 10% of the cash bonus was based on individual performance and 90% of the cash bonus was based on corporate performance, of which 45% is based on the achievement of specified corporate thresholds and targets tied to non-GAAP adjusted EBITDA and renewal dollar percentage and 45% is based on company performance at the discretion of the Compensation Committee. The metrics and weighting of the corporate performance portion of the 2014 executive short-term incentive program were based on specified thresholds and targets, on which 45% of the annual cash bonus is based, are as follows:

•	27% of the bonus is based upon non-GAAP adjusted EBITDA; and

•	18% of the bonus is based on renewal dollar percentage.

No bonus payout for a particular corporate performance metric was earned unless the performance threshold for that metric was met. Target bonus amounts represent the potential bonus payments for which Messrs. Ebling, Adams, Barnett and Whitcomb and Ms. Flaherty were eligible to receive if we met our performance target with respect to each corporate performance metric; each NEO could receive a full payout based on his or her individual performance and if our Compensation Committee determined to award in full the discretionary portion of the annual bonus. To the extent that our actual performance exceeded the corporate performance target with respect to a particular performance metric, the target bonus payout for that component could be increased by up to 50%. Our Compensation Committee designed the 2014 targets to require significant individual effort and company operational success. Individual performance was reviewed based on the particular area of expertise of the executive officer and his or her performance relative to external forces and overall individual effort. Our Compensation Committee worked with our President and Chief Executive Officer to develop and approve the corporate performance goals.

In February 2014, Scott J. Dussault determined to resign, effective as of June 6, 2014, as our Executive Vice President and Chief Financial Officer. Pursuant to the transition and separation letter agreement we entered into with Mr. Dussault on February 10, 2014, which we refer to as the Dussault Transition Agreement, for 2014 Mr. Dussault was entitled to receive a pro-rata portion of a cash bonus in 2014 calculated at 100% of his target 2013 bonus. In May 2014, our Board appointed Timothy M. Adams, effective June 2, 2014, as our Executive Vice President, Chief Financial Officer and Treasurer. On April 29, 2014, we entered into a letter agreement with Mr. Adams in connection with his employment. The agreement provided for an initial annual base salary of $315,000. Pursuant to the agreement, Mr. Adams is eligible to receive an annual bonus of up to $285,000 under the 2014 executive short-term incentive program, pro-rated for the amount of time Mr. Adams was employed by us.

The following table shows the 2014 target bonus amounts as a percentage of base salary for which each of Messrs. Ebling, Adams, Dussault, Barnett and Whitcomb and Ms. Flaherty was eligible. For 2014, our Compensation Committee and our Board increased the target bonus as a percentage of base salary for Messrs. Ebling and Whitcomb relative to 2013 in order to provide a greater incentive to these executive officers to achieve the 2014 performance targets. In making this decision, the Compensation Committee and our Board determined that incentive compensation increases for certain NEOs would be appropriate to provide them with additional incentives and further align their interests with those of our stockholders.

Name and Principal Position	2014 Target Bonus as a Percentage of Base Salary	2014 Target Bonus Amount
Thomas D. Ebling President and Chief Executive Officer	123%	$400,000

Timothy M. Adams Executive Vice President and Chief Financial Officer	90%	$285,000	*

Scott J. Dussault Former Executive Vice President and Chief Financial Officer	60%	$174,000	*

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	100%	$315,000

Wayne R. Whitcomb Chief Technology Officer	40%	$110,000

Sheila M. Flaherty Chief Legal Officer	40%	$115,000

*	Bonus amount to be pro-rated for time in service

The table below sets forth the 2014 corporate performance objectives that accounted for 45% of bonus opportunity and, with respect to each objective, the relative weighting, the performance and threshold targets, our actual achievement during 2014 and the weighted achievement percentage.

2014 Performance Objectives	Relative Weighting	Performance Target (for 100% payout)	Threshold Target	2014 Actual Achievement	Percentage Payout
Non-GAAP Adjusted EBITDA	27%	$6 million	$3 million	$7.5 million	125%

Renewal dollar percentage	18%	115%	100%	191%	150%

The 2014 executive short-term incentive program also included a discretionary component based on company performance with a relative weighting of 45%. The weighted achievement percentage with respect to the discretionary component was 129%. Factors considered in making this decision include overachievement of business objectives such as new bookings, renewal rate, non-GAAP adjusted EBITDA and successful integration of acquisitions. In addition to the corporate performance metrics described above, the Compensation Committee considered the achievement by the executive officers of individual objectives, which had a relative weighting of 10%.

Mr. Ebling’s individual objectives included the achievement of specified thresholds of subscription revenue, average contract value, non-GAAP adjusted EBITDA and renewal rates as well as business objectives related to large enterprise accounts, digital store solutions, data and content, order management, integration of acquisitions, the Japanese market, customer satisfaction and a unified commerce platform vision. The Compensation Committee determined that Mr. Ebling achieved 100% of his individual objectives for 2014.

Mr. Adams’s individual objectives included business objectives related to financial reporting, integration of acquisitions, research coverage, budgeting, international expansion, office space and networking and development environments. The Compensation Committee determined that Mr. Adams achieved 100% of his individual objectives for 2014.

Mr. Barnett’s individual objectives included business objectives related to market perception, acceptance and expansion, specified sales and retail practice thresholds, and services and support. The Compensation Committee determined that Mr. Barnett achieved 100% of his individual objectives for 2014.

Mr. Whitcomb’s individual objectives included maintaining historical service level availability thresholds, minimizing outage risks, strengthening security initiatives, growing and developing our organization and enabling our technology strategy. The Compensation Committee determined that Mr. Whitcomb achieved 100% of his individual objectives for 2014.

Ms. Flaherty’s individual objectives included the achievement of business objectives related to reporting and compliance, sales initiatives, intellectual property, acquisition and corporate development and organizational growth. The Compensation Committee determined that Ms. Flaherty achieved 100% of her individual objectives for 2014.

The following table sets forth the target bonus amount and the actual bonus paid to each of Messrs. Ebling, Adams, Dussault, Barnett and Whitcomb and Ms. Flaherty under the 2014 executive short-term incentive program:

Name and Principal Position	2014 Target Bonus Amount	2014 Actual Bonus Amount
Thomas D. Ebling President and Chief Executive Officer	$400,000	$513,400

Timothy M. Adams Executive Vice President and Chief Financial Officer	$285,000	$213,382	*

Scott J. Dussault Former Executive Vice President and Chief Financial Officer	$174,000	$74,844	*

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	$315,000	$404,303

Wayne R. Whitcomb Chief Technology Officer	$110,000	$141,185

Sheila M. Flaherty Chief Legal Officer	$115,000	$147,603

*	Bonus Amount is pro-rated for time in service

2015 Incentive Compensation Plan. In March 2015, our Compensation Committee established an incentive compensation plan for Messrs. Ebling, Adams, Barnett, and Whitcomb and Ms. Flaherty for 2015, which we refer to as the 2015 executive short-term incentive program, pursuant to which 10% of the cash bonus is based on individual performance and 90% of the cash bonus is based on corporate performance, of which 45% is based on the achievement of specified corporate thresholds and targets tied to non-GAAP adjusted EBITDA and renewal dollar percentage and 45% is based on company performance at the discretion of the Compensation Committee. The metrics and weighting of the corporate performance portion of the 2015 executive short-term incentive program based on specified thresholds and targets, on which 45% of the annual cash bonus is based, are as follows:

•	27% of the bonus is based upon non-GAAP adjusted EBITDA; and

•	18% of the bonus is based on renewal dollar percentage.

No bonus payout for a particular corporate performance metric will be earned unless the performance threshold for that metric is met. Target bonus amounts represent the potential bonus payments for which Messrs. Ebling, Adams, Barnett and Whitcomb and Ms. Flaherty are eligible to receive if we meet our performance target with respect to each corporate performance metric, each NEO receives a full payout based on his or her individual performance and our Compensation Committee determines to award in full the discretionary portion of the annual bonus. To the extent that our actual performance exceeds the corporate performance target with respect to a particular performance metric, the target bonus could be increased by up to 50%. Our Compensation Committee designed the 2015 targets to require significant individual effort and company operational success. Individual performance will be reviewed based on the particular area of expertise of the executive officer and his or her performance relative to external forces and overall individual effort. Our Compensation Committee works with our President and Chief Executive Officer to develop and approve the corporate performance goals.

The following table shows the 2015 target bonus amounts as a percentage of base salary for which each of Messrs. Ebling, Adams, Barnett and Whitcomb and Ms. Flaherty is eligible. For 2015, our Compensation Committee and our Board increased the target bonus as a percentage of salary for Messr. Whitcomb relative to 2014 in order to provide a greater incentive to this executive officer to achieve the 2015 performance targets. In making this decision, the Compensation Committee and our Board determined that incentive compensation increases for certain of these executive officers would be appropriate to provide them with additional incentives and further align their interests with those of our stockholders.

Name and Principal Position	2015 Target Bonus as a Percentage of Base Salary	2015 Target Bonus Amount
Thomas D. Ebling President and Chief Executive Officer	123%	$400,000

Timothy M. Adams Executive Vice President and Chief Financial Officer	90%	$285,000

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	100%	$315,000

Wayne R. Whitcomb Chief Technology Officer	50%	$150,000

Sheila M. Flaherty Chief Legal Officer	40%	$120,000

Long-Term Compensation — Equity Incentives and How Long-Term Incentive Pay is Determined

We use equity incentive compensation to offer long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives with those of our stockholders. In February 2015, our Compensation Committee approved Stock Ownership Guidelines to further align the interests of our executives to the interests of our stockholders and provided executives a five year period to comply. Our President and Chief Executive Officer is required to maintain share ownership, which includes unvested restricted stock, at five times his base salary, and the other named executive officers are each required to maintain share ownership, which includes unvested restricted stock, at three times his or her base salary. All of the named executive officers are in compliance with the Stock Ownership Guidelines. In addition, the vesting feature of our equity grants contributes to executive retention by providing an incentive to our executives to remain with us during the vesting period.

Our employees, including our executive officers, are eligible to receive stock-based awards pursuant to our 2012 Stock Incentive Plan, or the 2012 Plan, including stock options, restricted stock awards, performance-based restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based equity awards, at the discretion of the Compensation Committee. In determining the size of equity grants to our executives, our Compensation Committee has historically considered our corporate performance, market data, including published compensation survey data and peer group data, the applicable executive’s performance and potential for enhancing the creation of value for our stockholders, the amount of equity previously awarded to the executive and the vesting of such awards, the executive’s position and, in the case of awards to executive officers other than our President and Chief Executive Officer, the recommendation of our President and Chief Executive Officer.

Historically, we have granted stock options, restricted stock and performance-based restricted stock to compensate our NEOs both in the form of initial grants in connection with the commencement of employment and additional discretionary grants by our Board to reward an employee for retention purposes or for other circumstances recommended by management. Typically, after a one-year cliff, the shares underlying the options granted to our executives vest monthly over the remaining three years; shares of restricted stock granted to our executives in 2014 vest as to 25% of the award on the first anniversary of grant and then quarterly thereafter over the remaining three years; and shares of performance-based restricted stock, based on the achievement by the company of contract backlog, net of deferred services revenue, granted to our executives in 2014 vest as to 25% of the award on March 31, 2015 and then quarterly thereafter over the remaining three years. Vesting and exercise rights generally cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights or the right to receive dividends or dividend equivalents.

In 2014, in connection with the annual review of our executive officers’ individual performance and consistent with our compensation philosophy, our Compensation Committee approved annual equity incentive awards for our executive officers. The annual equity incentive awards granted to our NEOs in 2014 are set forth in the table below:

2014 Annual Equity Incentive Awards
Name and Principal Position	Restricted Stock Awards (#)	Performance-based Restricted Stock Awards (#)*
Thomas D. Ebling President and Chief Executive Officer	16,000	16,000

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	11,000	11,000

Wayne R. Whitcomb Chief Technology Officer	11,000	11,000

Sheila M. Flaherty Chief Legal Officer	9,000	—

*	Based on target performance. To the extent that our actual performance exceeds the performance target, the number of shares could be increased by up to 5%.

The Compensation Committee did not grant restricted stock or performance-based restricted stock to Mr. Dussault in 2014 as a result of his pending departure from the company. Pursuant to the terms of the Dussault Transition Agreement, Mr. Dussault’s unvested portions of the restricted stock grant dated March 28, 2012 conditionally vested on June 6, 2014 subject to complying with the release requirement in the Dussault Transition Agreement; on June 6, 2014, Mr. Dussault received a grant of restricted stock units with respect to 16,875 shares of our common stock to be paid out in shares to Mr. Dussault on or as soon as practicable following the end of the assistance and compliance period set forth in the Dussault Transition Agreement, provided that, Mr. Dussault substantially complies through such period with his post-employment assistance obligations, his employee non-solicitation and non-competition agreement and the nondisclosure and developments agreement dated as of September 19, 2008.

Our Board granted Mr. Adams 50,000 shares of restricted stock on June 2, 2014, with a four year vesting schedule with 25% of the shares vesting on June 2, 2015 and the balance vesting quarterly on the first day of the last month of each quarter beginning the first quarter after the first anniversary of the date of grant and nonstatutory stock options to purchase 40,000 shares of common stock with a four year vesting schedule with 25% of the shares vesting on June 2, 2015 and 1/48th of the shares vesting at the end of each month starting with the 13th month following the date of grant.

In March 2015, in connection with the annual review of our executive officers’ individual performance, our Compensation Committee approved annual equity incentive awards for our NEOs as follows: Mr. Ebling: 15,000 shares of restricted stock and 15,000 shares of performance-based restricted stock; Mr. Adams: 5,000 shares of restricted stock and 5,000 shares of performance-based restricted stock; Mr. Barnett: 10,000 shares of restricted stock and 10,000 shares of performance-based restricted stock; Mr. Whitcomb: 10,000 shares of restricted stock and 10,000 shares of performance-based restricted stock; and Ms. Flaherty: 5,000 shares of restricted stock and 5,000 shares of performance-based restricted stock. The restricted stock awards vest as to 25% of the award on March 1, 2016 and then quarterly thereafter over the remaining three years. The performance-based restricted stock is based on the level of achievement by the company of contract backlog, net of deferred services revenue. No performance-based restricted stock will be earned unless the performance threshold is met. To the extent that our actual performance exceeds the performance target, the number of shares could be increased by up to 50%. If the performance threshold is met, the performance-based restricted stock awards vest as to 25% of the award on the date of certification of the performance condition, which will occur, if at all, on or before April 1, 2016, and then quarterly, on the first day of the last month of each quarter, thereafter over the remaining three years.

Benefits and Other Compensation

We maintain broad-based benefits that our employees, including our NEOs, are eligible to participate in, such as a 401(k) retirement plan, flexible spending accounts, medical, dental, life and accidental death insurance policies and long-term and short-term disability plans. We also periodically provide meals on-premise to employees in our offices. Our NEOs receive these benefits on the same basis as our other full-time U.S. employees. Offering these benefits serves to attract and retain employees, including our NEOs. We anticipate that we will periodically review our employee benefits programs in order to ensure that they continue to serve these purposes and remain competitive. While our 401(k) plan permits an employer match, we do not currently provide one. We do not provide any retirement benefits separate from the 401(k) plan.

Perquisites. We do not currently offer any reportable perquisites to our executive officers.

Compensation Committee Consultant

In 2013, our Compensation Committee retained PMP, an independent compensation consultant, to assist it with updating our peer group for competitive analysis and conducting a market total compensation review for our executive officers for 2014 and reviewing this Compensation Discussion and Analysis disclosure. In 2014, our Compensation Committee again retained PMP to assist it with updating our peer group for competitive analysis and conducting a market total compensation review for our executive officers for 2015 and reviewing the Compensation Discussion and Analysis disclosure to be included in our 2016 proxy statement. PMP reports directly to our Compensation Committee and does not provide any other services to us. The Compensation Committee is directly responsible for the appointment and oversight of any compensation consultants and other advisors it retains.

Our Compensation Committee has assessed the independence of PMP and whether its work raised any conflicts of interest, taking into consideration the independence factors set forth in the NYSE listing standards and SEC rules. Based on that assessment, our Compensation Committee determined that PMP was independent and its work did not raise any conflicts of interest.

Stockholder Say-on-Pay Vote

At our 2014 Annual Meeting of Stockholders, we conducted an advisory vote on executive compensation. Approximately 92% of the votes cast were voted “FOR” approval of our executive compensation program discussed and disclosed in the Compensation Discussion and Analysis section, compensation tables and narrative discussion of our 2014 proxy statement. The Compensation Committee considered the results of this advisory vote, together with the other factors and data discussed in this proxy statement, in determining executive compensation decisions and policies and believes the result affirms stockholders’ support of our approach to and structure of executive compensation. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our NEOs.

Accounting and Tax Considerations

Based on the limitations imposed by Section 162(m) of the Internal Revenue Code, public companies generally cannot deduct compensation paid to their chief executive officer and each of their three other most highly compensated officers (other than their chief executive officer and chief financial officer) that exceeds $1,000,000 per person in any fiscal year for federal income tax purposes, unless it is “performance-based compensation,” as defined under Section 162(m). While we cannot predict how the Section 162(m) deductibility limit may affect our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, we intend to consider tax deductibility under Section 162(m) as one factor in our compensation decisions.

We have not provided our executives or directors with any gross-up or other reimbursement for taxes that these individuals might pay pursuant to parachute taxes or the special taxes on deferred compensation arrangements under, respectively, Sections 4999 and 409A of the Internal Revenue Code.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Demandware, Inc.

Jitendra Saxena (Chair)

Lawrence S. Bohn

Michael J. Skok

Summary Compensation

The following table sets forth information regarding the compensation we paid to, or accrued for, our NEOs during the years indicated.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Thomas D. Ebling President and Chief Executive Officer (Principal Executive Officer)	2014	325,000	—		2,198,240	—	513,400		—		3,036,640
	2013	325,000	—		1,620,480	—	496,500		—		2,441,980
	2012	300,000	—		2,641,800	—	158,400		—		3,100,200

Timothy M. Adams(3). Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2014	183,750	—		2,937,000	1,156,018	213,382	(4)	—		4,490,150

Scott J. Dussault(5). Former Executive Vice President and Chief Financial Officer (Former Principal Financial Officer)	2014	126,410	74,844	(6)	1,170,619	—	—		193,461	(7)	1,565,334
	2013	290,000	—		911,520	—	228,810		—		1,430,330
	2012	260,000	—		2,044,250	—	60,000		—		2,364,250

Jeffrey G. Barnett Executive Vice President and Chief Operating Officer	2014	315,000	—		1,511,290	—	404,303		—		2,230,593
	2013	300,000	—		945,280	—	402,000		—		1,647,280
	2012	250,000	—		2,201,500	—	183,046		—		2,634,546

Wayne R. Whitcomb Chief Technology Officer	2014	275,000	—		1,511,290	—	141,185		—		1,927,475
	2013	235,000	—		573,920	—	112,518		—		921,438
	2012	225,000	—		1,887,000	—	42,240		—		2,154,240

Sheila M. Flaherty(8) Chief Legal Officer	2014	285,000	—		675,990	—	147,603		2,400	(9)	1,110,993

(1)	These amounts represent the aggregate grant date fair value of awards for 2014, 2013 and 2012, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). See Note 2 and Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying the valuation of equity awards. To see the value actually received by the NEOs in 2014, see the table titled “Option Exercises and Stock Vested During 2014” on page 35. For performance-based restricted stock awards, the reported fair value is the value at the grant date based upon the target, which is the assumed probable outcome of such conditions. For 2014, the following amounts represent the grant date fair value of such performance-based restricted stock awards assuming achievement of maximum payout: Mr. Ebling — $1,046,304, Mr. Barnett — $719,334 and Mr. Whitcomb — $719,334.
(2)	Reflects cash bonus awards earned under our 2014, 2013 and 2012 incentive compensation plans and, with respect to Mr. Barnett, commissions earned under the 2012 sales commission plans, pursuant to which he was eligible to receive commissions based upon total worldwide sales.
(3)	Mr. Adams joined our company as Executive Vice President and Chief Financial Officer on June 2, 2014.
(4)	Pursuant to Mr. Adams’ employment agreement, Mr. Adams was eligible to receive an annual bonus of up to $285,000 under the 2014 executive short-term incentive program, which was pro-rated for the amount of time Mr. Adams was employed by us.
(5)	Mr. Dussault resigned from the company effective June 6, 2014 and has provided post-employment assistance during the assistance and compliance period, which will end on June 6, 2015 pursuant to the terms of the Dussault Transition Agreement. For a description of the terms of the Dussault Transition Agreement see “Potential Payments Upon Termination or Change of Control” below.
(6)	Pursuant to the Dussault Transition Agreement, Mr. Dussault was entitled to receive a pro-rata portion of a cash bonus in 2014 calculated at 100% of his target 2013 bonus.
(7)	Represents severance costs, unused accrued paid time off and COBRA benefits paid to Mr. Dussault.
(8)	Ms. Flaherty was determined to be a NEO for purposes of this proxy statement and was not determined to be a NEO in 2013 or 2012. Therefore, the Summary Compensation Table only includes compensation information for Ms. Flaherty for 2014.
(9)	Represents cash payment in lieu of medical benefits.

Grants of Plan-Based Awards in 2014

The following table sets forth information concerning awards made to our NEOs under our equity and non-equity incentive plans during the year ended December 31, 2014:

	Grant Date	Approval Date if Different from Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)		Grant Date Fair Value of Stock and Option Awards ($)(5)
Name			Threshold ($)(2)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas D. Ebling	3/1/2014	2/10/2014								16,000				1,201,760
	3/28/2014						12,000	16,000	16,800					996,480
	2/10/2014		225,200	400,000		590,000
Timothy M. Adams	6/2/2014									50,000				2,937,000
	6/2/2014										40,000	$58.74	(6)	1,156,018
	6/2/2014		160,455	285,000	(7)	420,375
Scott J. Dussault	6/6/2014	2/10/2014								16,875				1,170,619
Jeffrey G. Barnett	3/1/2014	2/10/2014								11,000				826,210
	3/28/2014						8,250	11,000	11,550					685,080
	2/10/2014		177,345	315,000		464,625
Wayne R. Whitcomb	3/1/2014	2/10/2014								11,000				826,210
	3/28/2014						8,250	11,000	11,550					685,080
	2/10/2014		61,930	110,000		162,250
Sheila M. Flaherty	3/1/2014	2/10/2014								9,000				675,990
	2/10/2014		64,745	115,000		169,625

(1)	These columns show the potential value of the payout for each NEO under the 2014 executive short-term incentive program as if the threshold, target or maximum goals had been satisfied for the performance measures established for 2014 by the Compensation Committee. Actual bonus payments to NEOs under the 2014 executive short-term incentive program for 2014 performance are shown in the Summary Compensation Table above in the column titled “Non-Equity Incentive Plan Compensation.”
(2)	The threshold amount is based on the minimum amounts payable for performance under the non-GAAP adjusted EBITDA and renewal dollar percentage metrics and the individual objectives. There is no threshold for the discretionary company performance component. No bonus payout for a particular performance metric is earned unless the performance threshold for that metric is met. See Compensation Discussion and Analysis above for additional information relating to the 2014 executive short-term incentive program.
(3)	These columns show the number of shares underlying performance-based restricted stock granted under the 2012 Plan in 2014 that may be earned by Messrs. Ebling, Barnett and Whitcomb if the threshold, target or maximum performance levels are satisfied. The performance-based restricted stock is based on the level of achievement by the company of contract backlog, net of deferred services revenue. No performance-based restricted stock will be earned unless the performance threshold is met. The performance-based restricted stock awards vest as to 25% of the award on the date of certification of the performance condition, which occurred on March 31, 2015, and then quarterly on the first day of the last month of each quarter, thereafter over the remaining three years. The grant date fair value of performance-based restricted stock granted to NEOs in 2014 is calculated as described in footnote 5 below.
(4)

All the restricted stock awards were granted under the 2012 Plan and vest as to 25% of the award on the first anniversary of grant and then quarterly thereafter over the remaining three years. The restricted stock unit award granted to Mr. Dussault was granted under the 2012 Plan and vests on or as soon as practicable following the end of the assistance and compliance period, provided that Mr. Dussault substantially complies through such period with his post-employment assistance obligations, his employee non-solicitation and non-competition agreement and the nondisclosure and developments agreement dated as of September 19, 2008 in accordance with the Dussault Transition Agreement. The option award for Mr. Adams was granted under the 2012 Plan and vests as to 25% of the shares on June 2, 2015 and 1/48th of the shares at the end of each month starting with the 13th month following the date of grant.

(5)	These amounts represent the aggregate grant date fair value of awards, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). See Note 2 and Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying the valuation of equity awards.
(6)	The Board approved the grant of options on June 2, 2014 with an exercise price equal to the closing market price on June 3, 2014, which was $58.74, which was lower than the closing market price of $60.32 on June 2, 2014, the date of grant.
(7)	Pursuant to Mr. Adams’ employment agreement, Mr. Adams is eligible to receive an annual bonus of up to $285,000 under the 2014 executive short-term incentive program, pro-rated for the amount of time Mr. Adams was employed by us.

Outstanding Equity Awards at December 31, 2014

The following table sets forth information regarding equity awards held by each of our NEOs as of December 31, 2014:

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas D. Ebling	34,000	—	1.29	12/4/2019
	76,039	—	1.47	6/3/2020
	710,165	—	1.29	2/11/2020
					26,250	1,510,425
					24,000	1,380,960
					16,000	920,640
							16,480	948,259

Timothy M. Adams	—	40,000	58.74	6/2/2024
					50,000	2,877,000

Scott J. Dussault					16,875	970,988

Jeffrey G. Barnett	133,333	—	1.29	9/29/2019
	63,888	2,778	3.39	2/21/2021
	39,894	—	0.93	9/14/2017
					21,875	1,258,688
					14,000	805,560
					11,000	632,940
							11,330	651,928

Wayne R. Whitcomb	31,944	1,389	3.39	2/21/2021
	26,667	—	0.93	9/17/2017
	33,333	—	1.47	6/3/2020
					18,750	1,078,875
					8,500	489,090
					11,000	632,940
							11,330	651,928

Sheila M. Flaherty	6,433	8,216	5.25	4/4/2021
					14,063	809,185
					10,000	575,400
					9,000	517,860

(1)	Other than the stock options granted to Mr. Adams, the stock options noted above were granted under our 2004 Stock Option and Grant Plan, or 2004 Plan, and, after a one-year cliff, each of the remaining options vest monthly over the remaining three years. The stock options granted to Mr. Adams were granted under our 2012 Plan, and after a one-year cliff, the options vest monthly over the remaining three years. The grant date of each option is listed in the table below by expiration date.

Grant Date	Expiration Date
9/14/2007	9/14/2017
9/17/2007	9/17/2017
9/29/2009	9/29/2019
12/4/2009	12/4/2019
2/11/2010	2/11/2020
6/3/2010	6/3/2020
2/21/2011	2/21/2021
4/4/2011	4/4/2021
6/2/2014	6/2/2024

(2)

Other than the restricted stock granted in 2014, the restricted stock awards granted under the 2012 Plan vest quarterly over four years. For the restricted stock awards granted in 2014 under the 2012 Plan, the awards vest as to 25% of the award on the first anniversary of grant and then quarterly thereafter over the remaining three years. The performance-based restricted stock awards were granted under the 2012 Plan and vest as to 25% of the award on the date of certification of the performance condition, which occurred on March 31, 2015, and then quarterly, on the first day of the last month of each quarter, thereafter over the remaining three years. The restricted stock unit award was granted under the 2012 Plan and vests on or as soon as practicable following the end of the assistance and compliance period, provided that Mr. Dussault substantially complies through such period with his post-employment assistance obligations, his employee non-solicitation and non-competition agreement and the nondisclosure and developments agreement dated as of September 19, 2008 in accordance with the Dussault Transition Agreement.
(3)	The performance-based restricted stock granted on March 28, 2014 were adjusted based on the achievement of 103% of target.

Option Exercises and Stock Vested During 2014

The following table sets forth information concerning the exercise of stock options and vesting of restricted stock during 2014 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)
Thomas D. Ebling	25,840	1,261,250	33,000	2,022,488
Timothy M. Adams	—	—	—	—
Scott J. Dussault	161,864	9,619,753	39,938	2,502,229
Jeffrey G. Barnett	20,000	1,012,926	24,500	1,501,544
Wayne R. Whitcomb	—	—	19,250	1,179,790
Sheila M. Flaherty	37,387	2,149,996	16,250	995,928

(1)	The number of shares acquired on vesting of stock awards reflects the gross number of shares vested, including shares that were sold to cover the payment of withholding taxes pursuant to the terms of our 2012 Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 about the securities authorized for issuance under our equity compensation plans, consisting of our 2004 Plan and our 2012 Plan. All of our equity compensation plans were adopted with the approval of our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	3,796,691	(2)	$16.18	4,846,670
Equity Compensation Plans Not Approved by Security Holders	—		—	—
Total	3,796,691		$16.18	4,846,670	(3)

(1)	Consists of the weighted average exercise price of the 2,585,803 stock options outstanding on December 31, 2014. The 1,210,888 shares of restricted stock outstanding on December 31, 2014 were issued at a weighted average price of $51.52.
(2)	Consists of 1,573,821 shares to be issued upon exercise of outstanding options under our 2004 Plan as of December 31, 2014, 1,011,982 shares to be issued upon exercise of outstanding options under our 2012 Plan as of December 31, 2014 and 1,210,888 shares of unvested restricted stock, performance-based restricted stock and restricted stock units issuable under the 2012 Plan.
(3)	No further awards will be granted under our 2004 Plan.

Potential Payments Upon Termination or Change of Control

Employment Agreements

Thomas D. Ebling. On February 11, 2010, we entered into an employment agreement with Mr. Ebling. The employment agreement specifies that Mr. Ebling’s employment with us is “at will” and provides for an annual base salary of $275,000 with salary increases at the discretion of the company. Mr. Ebling’s annual base salary is currently $325,000. Under the terms of the employment agreement, Mr. Ebling is eligible to receive annual performance bonuses pursuant to our incentive compensation plan and is generally entitled to participate in executive benefit plans and programs, if any, on the same terms as other similarly situated employees. On August 22, 2011, we entered into a change of control agreement with Mr. Ebling, which provides that if we terminate Mr. Ebling’s employment without “cause” or if Mr. Ebling terminates his employment for “good reason” (each as defined in the agreement), Mr. Ebling will receive continued payments of his base salary for six months following termination. In the event that (i) we or our successor terminate Mr. Ebling’s employment without cause or if Mr. Ebling terminates his employment for good reason and (ii) such termination occurs during the period ending six months following the consummation of a change of control, Mr. Ebling is entitled to receive a lump-sum payment equal to the sum of 12 months’ base salary, a cash bonus equal to 100% of his target annual cash bonus for the year in which the change of control occurs and medical benefits or credits substantially the same as those provided to him at the time of termination for a period of 12 months after termination. In addition, in the event of a change of control, Mr. Ebling is entitled to receive full acceleration of all unvested equity awards. Mr. Ebling must execute a general release of all claims against us in order to receive any severance benefits.

Timothy M. Adams. On April 29, 2014, we entered into an employment agreement with Mr. Adams. The employment agreement specifies that Mr. Adams’ employment with us is “at will” and provides for an initial annual base salary of $315,000 with salary increases at the discretion of the company. Mr. Adams’ annual base salary is currently $315,000. Under the terms of the employment agreement, Mr. Adams is eligible to receive annual performance bonuses pursuant to our incentive compensation plan, and he is generally entitled to participate in executive benefit plans and programs, if any, on the same terms as other similarly situated employees. The employment agreement provides for an initial annual bonus of up to $285,000, which will be pro-rated for the year ending December 31, 2014 for the amount of time Mr. Adams is employed with us. The employment agreement specified that, subject to Board approval, Mr. Adams would be granted an option to purchase 40,000 shares of common stock and 50,000 shares of restricted stock, which grant occurred on June 2, 2014. If (i) we or our successor terminate Mr. Adams’ employment without “cause” or if Mr. Adams terminates his employment for “good reason” (each as defined in the agreement) and (ii) the termination occurs during the period ending six months following the consummation of a change of control, Mr. Adams is entitled to receive a payment equal to the sum of 12 months’ base salary payable in accordance with regular payroll procedures over the 12-month period, a cash bonus equal to 100% of his target annual cash bonus for the year in which the change of control occurs payable in a lump sum and medical benefits or credits substantially the same as those provided to him at the time of termination for a period of six months after termination. In addition, in the event of a change of control, Mr. Adams is entitled to receive full acceleration of all unvested equity awards. Mr. Adams must execute a general release of all claims against us in order to receive any severance benefits.

Scott J. Dussault. On February 10, 2014, we entered into a transition and separation letter agreement with Mr. Dussault. The agreement specified that:

•	Mr. Dussault’s employment with the company would end as of June 6, 2014, which we refer to as the termination date.

•

Mr. Dussault agreed to cooperate with us in providing post-employment assistance for up to 32 hours per month with no extra compensation through the first anniversary of the termination date, which we refer to as the assistance and compliance period.

•	Subject to compliance with the agreement, Mr. Dussault has or will receive the following severance benefits or other compensation:

•

12 months’ base salary at the annual rate of $290,000, payable in installments in accordance with our standard payroll procedures, beginning in the first payroll whose cutoff date follows the eighth day after the execution and nonrevocation of a release;

•	Pro rata portion of 2014 bonus (calculated at 100% of target 2013 bonus, or $174,000) paid on March 13, 2015;

•

COBRA benefits for Mr. Dussault and his covered beneficiaries, if elected, in the amount we pay for active employees with similar coverage until the earlier of the first anniversary of the termination date or the date Mr. Dussault ceases to be eligible for COBRA;

•

Effective upon the termination date, any unvested portions of the restricted stock grant dated March 28, 2012 will conditionally vest, with unconditional vesting subject to the release requirement noted below;

•

Effective upon the termination date, a grant of restricted stock units with respect to 16,875 shares of our common stock to be paid out in shares to Mr. Dussault on or as soon as practicable following the end of the assistance and compliance period, provided that, Mr. Dussault substantially complies through such period with his post-employment assistance obligations, his employee non-solicitation and non-competition agreement and the nondisclosure and developments agreement dated as of September 19, 2008; and

•	The amendment of all of Mr. Dussault’s outstanding stock options to provide that he may exercise any such options until 180 days after the termination date.

•

The agreement supersedes Mr. Dussault’s offer letter dated September 19, 2008 and his change of control agreement dated August 16, 2011. Mr. Dussault’s nondisclosure and developments agreement and his employee non-solicitation and non-competition agreement with us, each dated September 19, 2008, remain in effect, and he affirmed his obligations under such agreements.

•	The severance benefits and other compensation described above were contingent upon Mr. Dussault’s signing a release of claims following the close of business on the termination date, which he did.

The payments upon termination for Mr. Dussault were paid in accordance with the Dussault Transition Agreement and are set forth above in the “Summary Compensation Table.”

Jeffrey G. Barnett. On October 28, 2005, we entered into an employment agreement with Mr. Barnett. The employment agreement specifies that Mr. Barnett’s employment with us is “at will” and provides for an initial annual base salary of $175,000 with salary increases at the discretion of the company. Mr. Barnett’s annual base salary is currently $315,000. Under the terms of the employment agreement, Mr. Barnett is eligible to receive annual performance bonuses pursuant to our incentive compensation plan, and he is generally entitled to participate in executive benefit plans and programs, if any, on the same terms as other similarly situated employees. On September 15, 2011, we entered into a change of control agreement with Mr. Barnett that provides that if (i) we or our successor terminate Mr. Barnett’s employment without “cause” or if Mr. Barnett terminates his employment for “good reason” (each as defined in the agreement) and (ii) the termination occurs during the period ending six months following the consummation of a change of control, Mr. Barnett is entitled to receive a lump-sum payment equal to the sum of 12 months’ base salary, a cash bonus equal to 100% of his target annual cash bonus for the year in which the change of control occurs and medical benefits or credits substantially the same as those provided to him at the time of termination for a period of six months after termination. In addition, in the event of a change of control, Mr. Barnett is entitled to receive full acceleration of all unvested equity awards. Mr. Barnett must execute a general release of all claims against us in order to receive any severance benefits.

Wayne R. Whitcomb. On August 4, 2004, we entered into an employment agreement with Mr. Whitcomb. The employment agreement specifies that Mr. Whitcomb’s employment with us is “at will” and provides for an initial annual base salary of $130,000 with salary increases at the discretion of the company. Mr. Whitcomb’s annual base salary is currently $300,000. Under the terms of the employment agreement, Mr. Whitcomb is eligible to receive annual performance bonuses pursuant to our incentive compensation plan and is generally entitled to participate in executive benefit plans and programs, if any, on the same terms as other similarly situated employees. On August 16, 2011, we entered into a change of control agreement with Mr. Whitcomb that provides that if (i) we or our successor terminate Mr. Whitcomb’s employment without “cause” or if Mr. Whitcomb terminates his employment for “good reason” (each as defined in the agreement) and (ii) the termination occurs during the period ending six months following the consummation of a change of control, Mr. Whitcomb is entitled to receive a lump-sum payment equal to the sum of 12 months’ base salary, a cash bonus equal to 100% of his target annual cash bonus for the year in which the change of control occurs and medical benefits or credits substantially the same as those provided to him at the time of termination for a period of six months after termination. In addition, in the event of a change of control, Mr. Whitcomb is entitled to receive full acceleration of all unvested equity awards. Mr. Whitcomb must execute a general release of all claims against us in order to receive any severance benefits.

Sheila M. Flaherty. On April 16, 2011, we entered into an employment agreement with Ms. Flaherty. The employment agreement specifies that Ms. Flaherty’s employment with us is “at will” and provides for an initial annual base salary of $220,000 with salary increases at the discretion of the company. Ms. Flaherty’s annual base salary is currently $300,000. Under the terms of the employment agreement, Ms. Flaherty is eligible to receive annual performance bonuses pursuant to our incentive compensation plan, and she is generally entitled to participate in executive benefit plans and programs, if any, on the same terms as other similarly situated employees. If (i) we or our successor terminate Ms. Flaherty’s employment without “cause” or if Ms. Flaherty terminates her employment for “good reason” (each as defined in the agreement) and (ii) the termination occurs during the period ending six months following the consummation of a change of control, Ms. Flaherty is entitled to receive a payment equal to the sum of 12 months’ base salary payable in accordance with regular payroll procedures over the 12-month period, a lump-sum cash bonus equal to 100% of her target annual cash bonus for the year in which the change of control occurs and medical benefits or credits substantially the same as those provided to her at the time of termination for a period of six months after termination. In addition, in the event of a change of control, Ms. Flaherty is entitled to receive full acceleration of all unvested equity awards. Ms. Flaherty must execute a general release of all claims against us in order to receive any severance benefits.

Severance and Change of Control Benefits

Our Board believes that maintaining a stable management team is essential to our long-term success and achievement of our corporate strategies, and is therefore in the best interests of our stockholders. As described above, we have entered into employment agreements with each of our NEOs that provide for base salary, bonuses, employee benefit plan participation, and in certain instances, severance or other payments upon a qualifying termination of employment or a change of control. We believe that it is important to provide certain of our executives with these benefits to secure their continued dedication to their work, notwithstanding the possibility of a termination by us, and to provide them with additional incentives to continue employment with us. The level of benefits and triggering events to receive such benefits were chosen to be broadly consistent with the Compensation Committee’s and our Board’s view of prevailing competitive practices. The final severance payment and benefit levels were determined after negotiations with the respective executive and were evaluated in terms of the overall compensation packages for such executive.

We also recognize the possibility that we may in the future undergo a change of control, and that this possibility and the uncertainty it may cause among our executives may result in their departure or distraction to the detriment of our company and our stockholders. Accordingly, our Board and our Compensation Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of certain key executives to their assigned duties without the distraction that may arise from the possibility or occurrence of a change of control. As a result, the employment agreements with our NEOs provide benefits in the event of a change of control as described above.

We consider these severance protections to be an important part of our executives’ compensation. These arrangements are consistent with our overall compensation objectives because we believe such arrangements are competitive with arrangements offered to executives by companies against which we compete for executives and are critical to achieve our business objective of management retention. We believe that such severance protections are necessary (i) to retain our executives, (ii) to secure the continued dedication and objectivity of our executives, including in circumstances where the company may undergo a change of control, and (iii) to provide the NEOs with an incentive to continue employment with us and motivate them to maximize our value for the benefit of our stockholders.

Potential Payments Upon a Change of Control

The following table sets forth the benefits payable by us to certain of our NEOs upon a change of control of our company. In the case of the salary, bonus and medical benefits payments listed below, we have assumed that such NEO’s employment is, within six months after the change of control, terminated by us or our successor without “cause” or terminated by such NEO for “good reason” (each as defined in the applicable employment agreement). These amounts are calculated on the assumption that the employment termination and change of control event both took place on December 31, 2014. Amounts below reflect potential payments pursuant to each executive’s employment agreement and pursuant to equity awards granted under the 2004 Plan and under the 2012 Plan.

Name	Salary ($)	Bonus ($)	Medical Benefits ($)	Value of Accelerated Vesting of Equity Awards ($)(1)
Thomas D. Ebling	325,000	400,000	13,775	4,778,697
Timothy M. Adams	315,000	285,000	7,260	2,877,000
Jeffrey G. Barnett	315,000	315,000	7,627	3,512,204
Wayne R. Whitcomb	275,000	110,000	7,203	2,940,706
Sheila M. Flaherty	285,000	115,000	1,200	2,332,060

(1)	Amounts calculated based on the aggregate amount by which the fair market value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2014, using a per share fair market value equal to $57.54, the closing market price per share of our common stock on December 31, 2014.

Potential Payments Upon Termination Apart From a Change of Control

The following table sets forth the benefits that would have been payable by us to Mr. Ebling if his employment had been terminated by us without “cause” on December 31, 2014 or terminated by Mr. Ebling for “good reason” (each as defined in Mr. Ebling’s employment agreement) on December 31, 2014 pursuant to Mr. Ebling’s employment agreement.

Name	Salary ($)
Thomas D. Ebling	162,500

Director Compensation

We compensate our directors who are neither employees of our company nor holders (or principals, partners, directors or officers of holders) of more than 5% of our voting securities at the time that compensation is granted or within the past 24 months, whom we refer to as eligible directors, for their service as directors. Accordingly, Mr. Ebling, our President and Chief Executive Officer, and Mr. Barnett, our Executive Vice President and Chief Operating Officer, do not receive any additional compensation for their service as directors. In addition, Mr. Schambach, who holds more than 5% of our outstanding capital stock, and Messrs. Bohn and Skok, each of whom is affiliated or has been affiliated with entities that have held more than 5% of our outstanding capital stock within the past 24 months, do not receive any compensation for their service as directors.

Our Compensation Committee periodically reviews the compensation of our eligible directors. Our Compensation Committee compares our Board compensation to compensation paid to eligible directors of similarly sized public companies. Our Compensation Committee also considers the responsibilities we ask of our Board members along with the amount of time required to perform those responsibilities.

Cash Compensation. In 2014, our eligible directors were entitled to receive cash fees in consideration of their Board service as follows:

Annual retainer fee for service on our Board	$30,000
Annual retainer fee for Lead Independent Director	$18,000
Additional annual retainer fees for committee service:

Audit Committee Chair	$18,000
Audit Committee Member (other than Chair)	$8,000
Compensation Committee Chair	$10,000
Compensation Committee Member (other than Chair)	$4,000
Nominating and Corporate Governance Committee Chair	$6,000
Nominating and Corporate Governance Committee Member (other than Chair)	$3,000

Our cash compensation for eligible directors remained the same for 2015.

Equity Compensation. For 2014, each eligible director was entitled to receive an annual restricted stock award under our 2012 Plan, which award vests as to half of the shares on each of the first and second anniversaries of the date of grant. On May 21, 2014, our Board granted to each of Messrs. Kane and Saxena and Ms. Granoff a restricted stock award of 2,975 shares and to Dr. Schlesinger a restricted stock award of 4,959 shares.

For 2015, eligible directors will receive an annual restricted stock award upon the close of market on the date of the Annual Meeting having a value of $150,000 based on the closing price per share of common stock on the date of the Annual Meeting under our 2012 Plan. The restricted stock award will vest as to half of the shares on each of the first and second anniversaries of the date of grant.

Each member of our Board is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he or she serves.

The following table sets forth information regarding the compensation of our eligible directors for their service on our Board in 2014:

Eligible Director Compensation For 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Jill Granoff	44,000	161,364	205,364
Charles F. Kane	48,000	161,364	209,364
Jitendra Saxena	48,000	161,364	209,364
Leonard Schlesinger	42,000	268,976	310,976

(1)	The amount reported in this column represents the aggregate grant date fair value of the restricted stock based on the closing stock price on the date of grant computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 2 and Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions regarding valuation of equity awards.
(2)	As of December 31, 2014, our eligible directors held the following aggregate number of shares under outstanding stock options (representing unexercised option awards — both exercisable and unexercisable) and unvested stock awards:

Name	Aggregate Number of Shares Underlying Option Awards	Aggregate Number of Shares Underlying Stock Awards
Jill Granoff	35,472	5,725
Charles F. Kane	12,280	5,725
Jitendra Saxena	65,472	5,725
Leonard Schlesinger	—	4,959

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 13, 2015, with respect to the beneficial ownership of our common stock by:

•	each of our directors and director nominees,

•	each of our NEOs,

•	all of our directors, director nominees and executive officers as a group, and

•	each person or group of affiliated persons we know to beneficially own 5% or more of the outstanding shares of our common stock.

The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

Name of Beneficial Owner(1)	Number of Shares Owned	+	Number of Shares Acquirable Within 60 Days(2)	=	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(3)
Executive Officers and Directors
Thomas D. Ebling(4)	435,914		820,204		1,256,118	3.36%
Timothy M. Adams	50,000		—		50,000	*
Scott J. Dussault	—		—		—	—
Jeffrey G. Barnett	68,627		219,893		288,520	*
Wayne R. Whitcomb	96,497		93,333		189,830	*
Sheila M. Flaherty	45,574		14,649		60,223	*
Lawrence S. Bohn	26,766		—		26,766	*
Jill Granoff	11,655		35,472		47,127	*
Charles F. Kane	14,391		12,280		26,671	*
Jitendra Saxena	37,289		65,472		102,761	*
Stephan Schambach	3,133,551		—		3,133,551	8.57%
Leonard Schlesinger	4,959		—		4,959	*
Michael J. Skok	18,500		—		18,500	*
All executive officers and directors as a group (12 persons)	3,943,723		1,261,303		5,205,026	13.77%
Other 5% Holders
Capital World Investors(5)	3,769,306		—		3,769,306	10.31%
FMR LLC(6)	3,296,099		—		3,296,099	9.02%
Franklin Resources, Inc.(7)	2,133,587		—		2,133,587	5.84%
The Vanguard Group(8)	1,910,262		—		1,910,262	5.23%

*	Less than one percent.
(1)	Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Demandware, Inc., 5 Wall Street, Burlington, Massachusetts 01803.
(2)	For purposes of calculating beneficial ownership for this table, shares underlying options that will vest within 60 days after March 13, 2015 are deemed outstanding.
(3)	Percentage of beneficial ownership is based on 36,551,300 shares of our common stock outstanding as of

March 13, 2015. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 13, 2015, are deemed outstanding for computing the percentage of the common stock beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person.
(4)	Includes 274,565 shares held by Mr. Ebling’s spouse.
(5)	Capital World Investors, a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of 3,769,306 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. CRMC manages equity assets for various investment companies through three divisions, Capital Research Global Investors, Capital International Investors and Capital World Investors. These divisions generally function separately from each other with respect to investment research activities and make investment decisions and proxy voting decisions for the investment companies on a separate basis. One or more clients of Capital World Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Capital Word Investors does not own any shares for its own account. Rather, the shares are owned by accounts under the discretionary investment management of Capital World Investors. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071. We obtained information regarding beneficial ownership of these shares solely from Amendment No. 2 to Schedule 13G that was filed by Capital World Investors with the SEC on February 10, 2015.
(6)	Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR LLC reports that it holds sole voting power with respect to 169,407 shares and sole dispositive power with respect to 3,296,099 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. We obtained information regarding beneficial ownership of these shares solely from Amendment No. 3 to Schedule 13G that was filed by FMR LLC with the SEC on February 13, 2015.
(7)

The securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries”) of Franklin Resources Inc. (“FRI”). When an investment management contract (including a sub-advisory agreement) delegates to an Investment Management Subsidiary investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats the Investment Management Subsidiary as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, each Investment Management Subsidiary reports that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement. As a result, the Investment Management Subsidiaries may be deemed to be the beneficial owners of the securities reported. The voting and investment powers held by Franklin Mutual Advisers, LLC (“FMA”), an indirect wholly-owned Investment Management Subsidiary, are exercised independently from FRI and from all other Investment Management Subsidiaries (FRI, its affiliates and the Investment Management Subsidiaries other than FMA are collectively, “FRI Affiliates”). Furthermore, internal policies and procedures of FMA and FRI establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective management clients. Consequently, FMA and FRI affiliates report the securities over which they hold investment and voting power separately from each other. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in any of the securities and disclaim that they are the beneficial owners of such securities. FRI reports that Franklin Advisers, Inc. holds sole voting power with respect to 2,002,128 shares and holds sole dispositive power with respect to 2,037,428 shares; Franklin Templeton Portfolio Advisors, Inc. holds sole voting and dispositive power with respect to 79,569 shares; and Fiduciary Trust Company International holds sole voting and dispositive power with respect to 16,590 shares. The address of FRI is One Franklin Parkway, San Mateo, CA 94403. We obtained information regarding beneficial ownership of these shares solely from a Schedule 13G that was filed by FRI with the SEC on February 9, 2015.
(8)	Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 38,634 shares or .10% of the Common Stock outstanding as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,400 shares or .00% of the Common Stock as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group reports that it holds sole voting power with respect to 41,034 shares, sole dispositive power with respect to 1,871,628 shares and shared dispositive power with respect to 38,634 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. We obtained information regarding beneficial ownership of these shares solely from a Schedule 13G that was filed by The Vanguard Group with the SEC on February 10, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. Based solely on our review of reports that reporting persons have filed with the SEC and furnished to us and written representations that no other reports were required, we believe that during 2014, our directors, executive officers and beneficial owners of more than 10% of our common stock timely complied with all applicable filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified Board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of nine members, divided into three classes as follows:

•	Class I is comprised of Thomas D. Ebling, Jitendra Saxena and Leonard Schlesinger, each with a term ending at the 2016 Annual Meeting;

•	Class II is comprised of Jeffrey G. Barnett, Charles F. Kane and Stephan Schambach, each with a term ending at the 2017 Annual Meeting; and

•	Class III is comprised of Lawrence S. Bohn, Jill Granoff and Michael J. Skok, each with a term ending at the Annual Meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Messrs. Bohn and Skok and Ms. Granoff are current directors whose terms expire at the Annual Meeting. Mr. Bohn and Ms. Granoff are each nominated for re-election as a Class III director, with a term ending in 2018. Mr. Skok’s term as a Class III director will expire at the Annual Meeting, and he will not stand for re-election. Accordingly, the number of directors will be decreased from nine to eight following the Annual Meeting.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of both of the nominees identified above to a three-year term ending in 2018, each such nominee to hold office until his or her successor has been duly elected and qualified. Each of the nominees has indicated his or her willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that either of the nominees will be unable to serve if elected.

A plurality of the combined voting power of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each nominee as a director.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF LAWRENCE S. BOHN AND JILL GRANOFF AS CLASS III DIRECTORS.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Consistent with the preference expressed by our stockholders at our 2013 Annual Meeting of Stockholders, we have determined to hold an advisory vote on executive compensation annually.

We encourage stockholders to read closely the “Executive and Director Compensation and Related Matters” section of this proxy statement beginning with the “Compensation Discussion and Analysis” on page 20, which describes in detail our executive compensation programs and the decisions made by our Compensation Committee and our Board with respect to the year ended December 31, 2014.

As we describe in the “Compensation Discussion and Analysis,” we maintain simple executive compensation programs that consist almost entirely of base salary, an annual cash incentive bonus and annual equity awards. These elements of compensation have been selected by our Compensation Committee because the committee believes that they effectively achieve the fundamental goals of our compensation program, which are to attract, motivate and retain qualified and talented executives who are critical to our success, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. The goal of our Compensation Committee is to ensure that our compensation programs are aligned with the interests of our stockholders and our business goals in order to attain our ultimate objective of increasing stockholder value. We believe that, consistent with these goals, the total compensation paid to each of our named executive officers is fair, reasonable and competitive. Further, we believe our programs do not encourage excessive risk-taking by management.

With very limited exceptions, we do not provide any compensation or benefit plans to executive officers that are not also available to other employees. We differentiate among executive officers primarily based on size of annual cash incentive awards and annual equity awards and, to a lesser extent, base salary. Annual compensation decisions for executive officers are made by our Compensation Committee based on the achievement of specified corporate performance goals as well as individual performance goals as described in the “Compensation Discussion and Analysis.”

Our Board is asking stockholders to approve, on a non-binding advisory basis, the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Demandware, Inc., as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement of Demandware, Inc., is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed the firm of Deloitte & Touche LLP, or Deloitte, an independent registered public accounting firm, to audit our books, records and accounts for the year ending December 31, 2015. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

Deloitte has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of Deloitte are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

Deloitte was our independent registered public accounting firm for 2014 and 2013. A summary of the fees for which Deloitte has invoiced us during 2014 and 2013 follows:

Nature of Service	2014 Fees	2013 Fees
Audit Fees(1)	$1,412,607	$1,145,454
Audit-Related Fees(2)	$89,893	$141,100
Tax Fees(3)	$143,329	$69,589
All Other Fees(4)	$20,552	$32,397

Total:	$1,666,381	$1,388,540

(1)	The “Audit Fees” represent fees for the respective year for professional services for the audit of our annual financial statements and, the audit of the effectiveness of our internal control over financial reporting, the review of financial statements included in our quarterly financial statements and audit services provided in connection with other statutory or regulatory requirements. The Audit Committee pre-approved 100% of the “Audit Fees” in 2014 and 2013.
(2)	The “Audit-Related Fees” consist of fees for assurance and related services, including due diligence services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” and due diligence services related to acquisitions. The Audit Committee pre-approved 100% of the “Audit-Related Fees” in 2014 and 2013.
(3)	The “Tax Fees” include our payments to Deloitte in 2014 and 2013 for their consultation on various income tax planning and compliance matters, including federal, state and international tax compliance and tax return preparation, as well as research and development tax credit studies. The Audit Committee pre-approved 100% of the “Tax Fees” in 2014 and 2013.
(4)	The “All Other Fees” consist of fees for products and services (other than the services disclosed under “Audit Fees,” “Audit-Related Fees” and “Tax Fees”), including professional fees related to VAT recovery options and fees paid for a subscription to an accounting research database. The Audit Committee pre-approved 100% of the “All Other Fees” in 2014 and 2013.

The Audit Committee determined that the provision of the non-audit services by Deloitte described above is compatible with maintaining Deloitte’s independence.

The Audit Committee as a whole, or through its Chair, pre-approves all audit and non-audit services (including fees) to be provided by our independent registered public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Deloitte and associated fees up to a maximum of $125,000, provided that the Chair of the Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting.

Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. Although we are not required to submit the appointment of Deloitte to a vote of the stockholders, our Board continues to believe it is appropriate as a matter of policy to request that the stockholders ratify the appointment of Deloitte as our independent registered public accounting firm. As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, if the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain Deloitte or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the Annual Meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for 2016 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2016, stockholder proposals must be received at our principal executive offices no later than December 4, 2015, which is no less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 20, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2016 Annual Meeting of Stockholders but not included in the proxy statement by February 20, 2016, but not before January 21, 2016, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event the 2016 Annual Meeting is scheduled to be held on a date before April 30, 2016, or after July 19, 2016, which are dates 20 days before or 60 days after the anniversary date of the immediately preceding annual meeting, then your notice may be received by us at our principal executive office not earlier than 120 days prior to such annual meeting and not later than the close of business on the earlier of (1) the 90th day before the scheduled date of such annual meeting and (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2016 Annual Meeting.

Each stockholder’s notice for a proposal must be timely given to our Secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our by-laws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the annual meeting and the reasons for conducting such business at the meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration), (3) the name and address, as they appear on our stock transfer books, of the stockholder proposing such business, (4) the class and number of shares beneficially owned by the stockholder making the proposal, (5) the names and addresses of the beneficial owners of any of our capital stock registered in such stockholder’s name, and the class and number of our shares so owned, (6) the names and addresses of other stockholders known by the stockholder proposing such business to support such proposal, and the class and number of our shares beneficially owned by such other stockholders, (7) any material interest of the stockholder proposing to bring such business before such meeting (or any other stockholders known to be supporting such proposal) in such proposal, (8) a description of any agreement, arrangement or understanding between or among the stockholder or the beneficial owner and (9) any other information required to be disclosed in a proxy statement pursuant to the Exchange Act rules.

For nominations for director, a stockholder’s notice to the Secretary generally must set forth information specified in our by-laws, as determined by us, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of our shares which are beneficially owned by such person on the date of such stockholder notice, (4) a description of all material relationships between or among the stockholder, the beneficial owner and their affiliates and the nominee, including all information that would be disclosed pursuant to the Exchange Act rules and (5) the consent of each nominee to serve as a director if elected. The notice must also set forth as to the stockholder giving the notice (1) the name and address, as they appear on our transfer books, of such stockholder and of any beneficial owners of our capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (2) the class and number of our shares held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder’s notice, (3) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder, (4) a representation whether the stockholder or the beneficial owner intends to appear in person or by proxy at the annual meeting to bring the business before the meeting and (5) a representation whether the stockholder or the beneficial owner intends to engage in solicitation of proxies from stockholders in support of the proposal.

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers or other nominees, to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers or other nominees household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or other nominee or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time, and we will promptly deliver, a separate copy of our annual report or proxy statement, by sending a written request to us at: Demandware, Inc., Attn: Vice President of Investor Relations, 5 Wall Street, Burlington, Massachusetts 01803 or calling us at: (781) 425-1436.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to us at: Demandware, Inc., Attn: Vice President of Investor Relations, 5 Wall Street, Burlington, Massachusetts 01803, or calling us at: (781) 425-1436.

Miscellaneous

Even if you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the Annual Meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

You may obtain a copy of our Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission for the year ended December 31, 2014 without charge upon written request to: Demandware, Inc., Attn: Vice President of Investor Relations, 5 Wall Street, Burlington, Massachusetts 01803.

Appendix A

DEMANDWARE, INC. 5 WALL STREET BURLINGTON, MA 01803

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. eastern time the day before the Annual Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. eastern time the day before the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

M88978-P63112                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

DEMANDWARE, INC.					To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the election of Lawrence S. Bohn and Jill Granoff as Class III directors		For All	Withhold All	For All Except
1.	Election of Directors	☐	☐	☐
Nominees: 01) Lawrence S. Bohn 02) Jill Granoff
The Board of Directors recommends you vote FOR proposal 2.							For	Against	Abstain
2.

To approve, in a non-binding advisory say-on-pay vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative disclosures in the proxy statement.

							☐	☐	☐
The Board of Directors recommends you vote FOR proposal 3.							For	Against	Abstain
3.	To ratify, in a non-binding advisory vote, the appointment of Deloitte & Touche LLP, an independent registered accounting firm, as our independent auditors for the year ending December 31, 2015.						☐	☐	☐
NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M88979-P63112

DEMANDWARE, INC.

Annual Meeting of Shareholders

May 20, 2015 10:00 A.M., eastern time

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Thomas D. Ebling, Timothy M. Adams and Sheila M. Flaherty, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DEMANDWARE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 A.M., eastern time on May 20, 2015, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street, Boston, MA 02109, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side